EXHIBIT 10.01



                                                                  EXECUTION COPY




                          AGREEMENT AND PLAN OF MERGER


                                      Among


                       THE REYNOLDS AND REYNOLDS COMPANY,


                    UNIVERSAL COMPUTER SYSTEMS HOLDING, INC.


                                       and


                             RACECAR ACQUISITION CO.


                           Dated as of August 7, 2006



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                                TABLE OF CONTENTS

                                                                            PAGE


                              ARTICLE I DEFINITIONS

SECTION 1.01  Definitions......................................................1
SECTION 1.02  Interpretation and Rules of Construction........................10

                              ARTICLE II THE MERGER

SECTION 2.01  Merger..........................................................11
SECTION 2.02  Charter and Bylaws..............................................11
SECTION 2.03  Effective Time of the Merger....................................11
SECTION 2.04  Closing.........................................................11
SECTION 2.05  Directors and Officers of the Surviving Corporation.............12

                        ARTICLE III EFFECTS OF THE MERGER

SECTION 3.01  Effects of the Merger on Company Securities.....................12
SECTION 3.02  Effects of the Merger on MergerCo Securities....................13
SECTION 3.03  Payment of Company Consideration; Stock Transfer Books..........13
SECTION 3.04  Employee Stock Purchase Plan of the Company.....................15
SECTION 3.05  Termination of the Company's DRIP...............................15
SECTION 3.06  Company Dissenting Shares.......................................16
SECTION 3.07  Withholding Rights..............................................16

           ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01  Organization and Qualification; Subsidiaries; Authority.........17
SECTION 4.02  Organizational Documents........................................18
SECTION 4.03  Capitalization..................................................18
SECTION 4.04  Authority Relative to this Agreement, Validity and Effect of Agreements...................................................19
SECTION 4.05  No Conflict; Required Filings and Consents......................20
SECTION 4.06  Permits; Compliance with Laws...................................21
SECTION 4.07  SEC Filings; Financial Statements...............................22
SECTION 4.08  Absence of Certain Changes or Events............................23
SECTION 4.09  Absence of Litigation...........................................23
SECTION 4.10  Employee Benefit Plans..........................................24
SECTION 4.11  Information Supplied............................................26
SECTION 4.12  Intellectual Property...........................................27
SECTION 4.13  Taxes...........................................................29
SECTION 4.14  Environmental Matters...........................................30
SECTION 4.15  Material Contracts..............................................31
SECTION 4.16  Interested Party Transactions...................................33
SECTION 4.17  Brokers.........................................................33
SECTION 4.18  Opinion of Financial Advisor....................................33


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SECTION 4.19  Insurance.......................................................33
SECTION 4.20  Takeover Statutes; Rights Agreement.............................34
SECTION 4.21  Labor Matters...................................................34
SECTION 4.22  Real Property...................................................35

         ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

SECTION 5.01  Organization....................................................35
SECTION 5.02  Ownership of MergerCo; No Prior Activities......................35
SECTION 5.03  Power and Authority.............................................35
SECTION 5.04  No Conflict; Required Filings and Consents......................36
SECTION 5.05  Information Supplied............................................37
SECTION 5.06  Financial Statements............................................37
SECTION 5.07  Absence of Litigation...........................................37
SECTION 5.08  Available Funds.................................................37
SECTION 5.09  No Ownership of Company Capital Stock...........................38
SECTION 5.10  Other Agreements or Understandings..............................38
SECTION 5.11  Brokers.........................................................39
SECTION 5.12  No Additional Representations...................................39

               ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01  Conduct of Business by the Company Pending the Merger...........39
SECTION 6.02  Conduct of Business by Buyer Parties Pending the Merger.........43
SECTION 6.03  Tax Matters.....................................................43
SECTION 6.04  MergerCo........................................................43

                        ARTICLE VII ADDITIONAL AGREEMENTS

SECTION 7.01  Company Proxy Statement; Other Filings; Stockholders'
              Meeting.........................................................43
SECTION 7.02  Access to Information; Confidentiality..........................45
SECTION 7.03  No Solicitation of Transactions by the Company..................46
SECTION 7.04  Employee Benefits Matters.......................................47
SECTION 7.05  Directors' and Officers' Indemnification and Insurance of
              the Surviving Corporation.......................................50
SECTION 7.06  Financing.......................................................52
SECTION 7.07  Further Action; Reasonable Best Efforts.........................54
SECTION 7.08  Public Announcements............................................56
SECTION 7.09  Third Party Consents............................................56
SECTION 7.10  Notification....................................................56
SECTION 7.11  Stockholder Litigation..........................................56

                      ARTICLE VIII CONDITIONS TO THE MERGER

SECTION 8.01  Conditions to the Obligations of Each Party.....................57
SECTION 8.02  Conditions to the Obligations of Parent and MergerCo............57
SECTION 8.03  Conditions to the Obligations of the Company....................58

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                 ARTICLE IX TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01  Termination.....................................................58
SECTION 9.02  Effect of Termination...........................................61
SECTION 9.03  Fees and Expenses...............................................61
SECTION 9.04  Waiver..........................................................63

                          ARTICLE X GENERAL PROVISIONS

SECTION 10.01 Non-Survival of Representations and Warranties..................64
SECTION 10.02 Notices.........................................................64
SECTION 10.03 Severability....................................................65
SECTION 10.04 Amendment.......................................................65
SECTION 10.05 Entire Agreement; Assignment....................................65
SECTION 10.06 Performance Guaranty............................................65
SECTION 10.07 Specific Performance............................................65
SECTION 10.08 Parties in Interest.............................................66
SECTION 10.09 Governing Law; Forum............................................66
SECTION 10.10 Waiver of Jury Trial............................................66
SECTION 10.11 Headings........................................................67
SECTION 10.12 Counterparts....................................................67
SECTION 10.13 Waiver..........................................................67


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                                    EXHIBITS


                Exhibit A Form of the Surviving Corporation Charter


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                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, dated as of August 7, 2006 (this "AGREEMENT"), is by and among The Reynolds and Reynolds Company, an Ohio corporation (the "COMPANY"), Universal Computer Systems Holding, Inc., a Delaware corporation ("PARENT"), and Racecar Acquisition Co., an Ohio corporation and an indirect wholly owned subsidiary of Parent ("MERGERCO", and together with Parent, the "BUYER PARTIES").

         WHEREAS, the parties wish to effect a business combination through a merger of MergerCo with and into the Company (the "MERGER") on the terms and subject to the conditions set forth in this Agreement and in accordance with Chapter 1701 of the Ohio Revised Code (the "OGCL");

         WHEREAS, the board of directors of the Company (the "COMPANY BOARD"), and the boards of directors of each of Parent and MergerCo deem it advisable and in the best interests of their respective shareholders to consummate the Merger on the terms and subject to the conditions set forth in this Agreement, and each of the Company Board and the boards of directors of Parent and MergerCo have approved this Agreement and declared its advisability and, in the case of the Company Board, recommended that this Agreement be adopted by the Company's shareholders;

         WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, Richard H. Grant and Finbarr J. O'Neill are entering into voting agreements with Parent and MergerCo (the "VOTING AGREEMENTS"); and

         WHEREAS, the Company has amended is Amended and Restated Rights Agreement, dated as of April 18, 2001 (the "RIGHTS AGREEMENT"), in accordance with its terms to render the Rights Agreement inapplicable to this Agreement and the transactions contemplated by this Agreement (including the Merger and the execution, delivery and performance of the Voting Agreements);

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     SECTION 1.01. DEFINITIONS

         (a) For purposes of this Agreement:

         "ACTION" means any claim, action, complaint, charge, suit, proceeding, arbitration, mediation or other investigation as to which notice has been provided to the applicable party.


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         "AFFILIATE" or "AFFILIATE" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

         "BALANCE SHEET" means the audited balance sheet of the Company dated as of March 31, 2006 contained in the Company SEC Reports.

         "BENEFICIAL OWNER" or "BENEFICIAL OWNERSHIP", with respect to any Company Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

         "BUSINESS DAY" or "BUSINESS DAY" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in New York, New York.

         "CLASS A COMMON SHARES" means Class A Common Shares, no par value, of the Company.

         "CLASS B COMMON SHARES" means Class B Common Shares, no par value, of the Company.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPANY ACQUISITION PROPOSAL" means any proposal or offer for, whether in one transaction or a series of related transactions or any public announcement providing for, contemplating or which constitutes any (a) merger, consolidation, business combination, acquisition, spin off, recapitalization involving the distribution of assets, cash, debt securities or preferred stock of the Company having a market value equal to at least 20% of the Company's equity market capitalization prior to the announcement thereof (whether by dividend, share repurchase or otherwise), liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary that would constitute a "significant subsidiary" (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (b) sale or other disposition, directly or indirectly, including by merger, consolidation, share exchange, recapitalization or any similar transaction, of any assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries taken as a whole, (c) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange, recapitalization or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of the Company, (d) tender offer or exchange offer in which any Person or "group" (as such term is defined under the Exchange Act) offers to acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the economic benefits associated with ownership, or the right to acquire beneficial ownership or such economic benefit, or any person or group acquires or agrees to acquire beneficial ownership or the right thereto or the economic benefits associated with ownership of, in any case, of 20% or more of the outstanding Company Common Shares, or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions; PROVIDED, HOWEVER, that the term "Company



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Acquisition Proposal" shall not include (i) the Merger or any of the other transactions contemplated by this Agreement, or (ii) any merger, consolidation, business combination, recapitalization or similar transaction solely among the Company and one or more Company Subsidiaries or among Company Subsidiaries.

         "COMPANY CHARTER" means the Amended and Restated Articles of Incorporation of the Company dated as of February 9, 1995, as amended.

         "COMPANY COMMON SHARES" means all the Class A Common Shares and Class B Common Shares, PROVIDED, that all references to Company Common Shares shall be deemed to include Class B Common Shares on an as converted basis. For the avoidance of doubt, each Class B Common Share is convertible into Class A Common Shares at a rate of one (1) Class A Common Share for each twenty (20) Class B Common Shares.

         "COMPANY CONSIDERATION" means the aggregate consideration to be paid pursuant to Section 3.01 of this Agreement.

         "COMPANY DISCLOSURE SCHEDULE" means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure. Nothing in the Company Disclosure
Schedule is intended to broaden the scope of any representation or warranty of the Company made herein.

         "COMPANY OWNED INTELLECTUAL PROPERTY" means any Intellectual Property which is owned by the Company or any Company Subsidiary.

         "COMPANY OWNED SOFTWARE" means the Software owned by the Company or any Company Subsidiary that is included in the Software products currently marketed, licensed or used to provide services to Customers in the ordinary course of the business of the Company or any Company Subsidiary.

         "COMPANY SUPERIOR PROPOSAL" means a bona fide Company Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a Third Party (i) that relates to securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing two-thirds or more of the votes associated with the outstanding voting equity securities of the Company on a fully diluted basis or all or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole, (ii) which the Company Board determines in its good faith judgment (after consultation with its outside financial and legal advisors and taking into account all legal, financial, regulatory and other aspects of the proposal and the likelihood of consummation) to be more favorable from a financial point of view to the shareholders of the Company than the Merger, and
(iii) which is accompanied by fully committed financing required to pay the cash portion of the total consideration required for (including payment of all fees and debt which is required to be paid (including to avoid default or breach thereunder) in connection with or in contemplation of such Company Acquisition Proposal).



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         "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON
CONTROL WITH") means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

         "CREDIT AGREEMENT" means the Company's Credit Agreement dated as of April 8, 2004, among the Company, Reyna Capital Corporation, the lenders party thereto, Credit Lyonnais, New York Branch, as Syndication Agent, and JPMorgan Chase Bank, as Administration Agent.

         "DISCLOSURE SCHEDULES" means, collectively, the Company Disclosure Schedule and the Parent Disclosure Schedule.

         "ENVIRONMENTAL LAWS" means any applicable Law in existence on or before the date of this Agreement relating to (i) releases or threatened releases of Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

         "GAAP" means generally accepted accounting principles as applied in the United States.

         "GOVERNMENTAL AUTHORITY" means any national, state, provincial, municipal, local or foreign government, governmental, regulatory (including stock exchange) or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

         "HAZARDOUS SUBSTANCES" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Authority or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls or toxic mold.

         "INDEBTEDNESS" means, with respect to any Person, without duplication,
(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid,
(iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, Software, services and supplies incurred in the ordinary course of such Person's business), (v) all obligations of such Person under a lease required to be capitalized for financial reporting purposes according to GAAP, (vi) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all obligations of such Person under interest rate or currency swap transactions (other than refinancing of existing interest rate swaps as of the date hereof), (viii) all letters of credit issued for the account of such Person (excluding letters of



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credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business and letters of credit issued to renew existing letters of credit as of the date hereof), (ix) all obligations of such Person to purchase securities (or other property) that arise out of or in connection with the sale of the same or substantially similar securities or property, and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other Person.

         "INTELLECTUAL PROPERTY" means all intellectual property rights of any kind or nature, including all U.S. or foreign (i) patents, patent applications, patent disclosures, invention registrations of any type, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof ("PATENTS"), (ii) trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, together with the goodwill symbolized by any of the foregoing ("TRADEMARKS"), (iii) copyrightable works, copyrights, and registrations and applications for registration thereof ("COPYRIGHTS"), (iv) confidential and proprietary information, including trade secrets, know how, technical information, processes, formulae, models, and methodologies ("TRADE SECRETS"), and (v) computer programs and software (whether in source code, object code, or other form), algorithms, databases, data collections, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing ("SOFTWARE").

         "KNOWLEDGE OF THE COMPANY" means the actual knowledge after reasonable investigation of any of those individuals listed on Section 1.01 of the Company Disclosure Schedule.

         "KNOWLEDGE OF PARENT AND MERGERCO" means the actual knowledge after reasonable investigation of any of those individuals listed on Section 1.01 of the Parent Disclosure Schedule.

         "LAW" means any United States or foreign, national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, order or legal requirement.

         "LIENS" means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or ownership or other similar encumbrance of any kind or the filing of a financing statement in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, and (iii) the use of any asset) other than any encumbrance arising (A) under applicable Laws with respect to Taxes not yet due and payable and (B) in the case of securities, under applicable state or federal Securities Laws.

         "MATERIAL ADVERSE EFFECT" means any effect, event, fact, circumstance, condition, development, occurrence or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (1) the ability of the Company to materially perform its obligations under this Agreement or to consummate the Transactions, or (2) the business, financial condition or results of operation of the Company and its Subsidiaries,



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taken as a whole, other than any effect, event, development or change arising out of or resulting from: (a) a decrease in the market price of Company Common Shares (but not any effect, event, development or change underlying such decrease to the extent that such effect, event, development or change is not otherwise excluded from the definition of Material Adverse Effect), (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (c) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industry or industries in which the Company and the Company Subsidiaries conduct their business (except to the extent such effect, event, development or change affects the Company or the Company Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company or the Company Subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (d) changes in GAAP, (e) any effects, events or changes that the Company can demonstrate resulted directly or indirectly from the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, venture partners or employees, (f) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (in each case, that do not disproportionately affect the Company relative to other companies that participate in the industries in which the Company participates and that operate in the geographic regions affected by such war, armed hostility, sabotage, or terrorism), (g) earthquakes, hurricanes, floods, or other natural disasters, or
(h) any action taken by the Company at the request of any of the Buyer Parties; PROVIDED, FURTHER, that clause (e) shall not apply with respect to the matters described in Section 4.05 hereof (including for purposes of Section 8.02(a) hereof insofar as Section 4.05 is concerned).

         "PARENT DISCLOSURE SCHEDULE" means the disclosure schedule delivered by Parent and MergerCo to the Company concurrently with the execution of this Agreement for which the disclosure of any fact or item in any section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is readily apparent from the nature of such disclosure.

         "PARENT MATERIAL ADVERSE EFFECT" means any event, circumstance, change or effect that would reasonably be expected to prevent Parent or MergerCo from consummating the Merger or any of the other transactions contemplated by this Agreement.

         "PERMITTED LIENS" means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (ii) inchoate mechanics' and materialmen's Liens for construction in progress, (iii) inchoate workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or any Company Subsidiary, (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality,



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(v) Liens and obligations arising pursuant to any Company Material Contract which do not materially impair the benefits to be received thereunder, (vi) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and/or (vii) other Liens being contested in good faith in the ordinary course of business and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         "PERSON" or "PERSON" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority, but shall exclude Company Subsidiaries and Significant Company Subsidiaries.

         "SUBSIDIARY" or "SUBSIDIARIES" of the Company, Parent or any other person means a corporation, limited liability company, partnership, joint venture or other organization of which: (a) such party or any other subsidiary of such party is a general partner; (b) voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party's subsidiaries; or (c) at least 50% of the equity interests is controlled by such party.

         "TAX" or "TAXES" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information re-turn or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "THIRD PARTY" means any party other than the Company or any Company Subsidiary.

         "VOTING DEBT" shall mean bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in the Company or any Company Subsidiary may vote.

         (b) The following terms have the meaning set forth in the Sections set forth below:

   DEFINED TERM                                           LOCATION OF DEFINITION

   2006 Annual Bonuses                                         ss. 7.04(d)
   2006 Forecast                                               ss. 6.01(c)
   2007 Annual Bonus Plan                                      ss. 7.04(e)
   Agreement                                                   Preamble


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   DEFINED TERM                                           LOCATION OF DEFINITION

   Antitakeover Laws                                          ss. 4.20(a)
   Benefits Continuation Period                               ss. 7.04(a)
   Buyer Parties                                              Preamble
   Capital Expenditures                                       ss. 6.01(i)
   CERCLA                                                     ss. 4.14(c)
   Claim                                                      ss. 7.05(a)(A)
   Closing                                                    ss. 2.04
   Closing Cash                                               ss. 5.08(a)
   Closing Date                                               ss. 2.04
   Company                                                    Preamble
   Company Board                                              Recitals
   Company Bylaws                                             ss. 2.02(b)
   Company Certificate of Merger                              ss. 2.03
   Company Change in Recommendation                           ss. 7.01(b)(ii)(i)
   Company Common Share Certificates                          ss. 3.03(b)(i)
   Company Common Share Merger Consideration                  ss. 3.01(b)
   Company Consideration                                      ss. 3.01(a)
   Company Dissenting Shares                                  ss. 3.06(a)
   Company Employees                                          ss. 7.04(a)
   Company Financial Advisors                                 ss. 4.17
   Company Intellectual Property                              ss. 4.12
   Company Material Contract                                  ss. 4.15
   Company Option Consideration                               ss. 3.01(c)
   Company Paying Agent                                       ss. 3.03(a)
   Company Preferred Shares                                   ss. 4.03(a)
   Company Recommendation                                     ss. 7.01(b)(i)
   Company Restricted Shares                                  ss. 3.01(d)
   Company Retiree Welfare Programs                           ss. 7.04(c)
   Company SEC Reports                                        ss. 4.07(a)
   Company Shareholder Approval                               ss. 4.04(a)(i)
   Company Shareholders' Meeting                              ss. 7.01
   Company Stock Awards                                       ss. 4.03(c)
   Company Stock-Based Awards                                 ss. 3.01(e)
   Company Stock Options                                      ss. 3.01(c)
   Company Subsidiaries                                       ss. 4.01(b)
   Confidentiality Agreement                                  ss. 7.02(b)
   Contract                                                   ss. 4.15(a)
   Customers                                                  ss. 4.12(b)
   Damages Cap                                                ss. 9.03(e)(ii)
   Debt Commitment Letter                                     ss. 5.08(b)(ii)
   Debt Financing                                             ss. 5.08(b)(ii)
   DRIP                                                       ss. 3.05
   Environmental Permits                                      ss. 4.14(a)
   Equity Financing                                           ss. 5.05(a)
   Equity Financing Sources                                   ss. 5.05(b)



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   DEFINED TERM                                           LOCATION OF DEFINITION

   Equity Funding Letter                                       ss. 5.08(b)(i)
   Equity Replacement Plan                                     ss. 7.04(e)
   ERISA                                                       ss. 4.10(a)
   ERISA Affiliate                                             ss. 4.10(h)
   ERISA Affiliate Plan                                        ss. 4.10(g)
   ESPP                                                        ss. 3.04
   ESPP Date                                                   ss. 3.04
   Exchange Act                                                ss. 4.05(b)(i)(A)
   Expenses                                                    ss. 7.05(a)(B)
   Financing                                                   ss. 5.08(b)(ii)
   Financing Breach                                            ss. 9.03(e)(i)
   Financing Commitments                                       ss. 5.08(b)(ii)
   Governmental Order                                          ss. 9.01(c)
   HSR Act                                                     ss. 4.05(b)(i)(B)
   Incentive Plans                                             ss. 3.01(c)
   Indemnified Parties                                         ss. 7.05(a)(i)
   IRS                                                         ss. 4.10(a)(i)
   Lease Real Property                                         ss. 4.22(b)
   Lenders                                                     ss. 5.08(b)(ii)
   Merger                                                      Recitals
   Merger Effective Time                                       ss. 2.03
   Merger Shares                                               ss. 3.01(b)
   MergerCo                                                    Preamble
   New Plans                                                   ss. 7.04(b)
   Non-U.S. Plans                                              ss. 4.10(a)
   NYSE                                                        ss. 4.05(b)(i)(D)
   OGCL                                                        Recitals
   Ohio Courts                                                 ss. 10.09(b)
   Old Plans                                                   ss. 7.04(b)
   OSOS                                                        ss. 2.03
   Other Filings                                               ss. 4.11
   Outside Date                                                ss. 9.01(b)
   Owned Real Property                                         ss. 4.22(a)
   Parent                                                      Preamble
   PBGC                                                        ss. 4.10(g)(iii)
   Permits                                                     ss. 4.06(a)
   Proceedings                                                 ss. 4.13(c)
   Proxy Statement                                             ss. 4.05(b)(i)(C)
   Regulatory Law                                              ss. 7.07(d)
   SEC                                                         ss. 4.05(b)(i)(C)
   Section 16                                                  ss. 7.04(e)
   Section 1701.85                                             ss. 3.03(c)
   Securities Act                                              ss. 4.03(e)
   Seller Expense Fee                                          ss. 9.03(e)(i)
   Significant Company Subsidiary                              ss. 4.01(b)

   DEFINED TERM                                           LOCATION OF DEFINITION

   Surviving Corporation                                       ss. 2.01
   Surviving Corporation Bylaws                                ss. 2.02(b)
   Surviving Corporation Charter                               ss. 2.02(a)
   Surviving Corporation Fund                                  ss. 3.03(a)
   Termination Date                                            ss. 9.01
   Termination Fee                                             ss. 9.03(d)
   Title IV Plan                                               ss. 4.10(g)
   U.S. Plans                                                  ss. 4.10(a)

     SECTION 1.02. INTERPRETATION AND RULES OF CONSTRUCTION.

         In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

         (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

         (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

         (c) whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

         (d) the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

         (e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation include any successor to said section;

         (f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

         (g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

         (h) references to a person are also to its successors and permitted assigns;

         (i) the use of "or" is not intended to be exclusive unless expressly indicated otherwise;

         (j) references to monetary amounts are to the lawful currency of the United States;

         (k) words importing the singular include the plural and vice versa and words importing gender include all genders; and

         (l) time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

                                   ARTICLE II
                                   THE MERGER

     SECTION 2.01. MERGER. Subject to the terms and conditions of this Agreement, and in accordance with Sections 1701.78 and 1701.81 of the OGCL, at the Merger Effective Time, MergerCo and the Company shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate existence of MergerCo shall thereupon cease and (b) the Company shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION"). The Merger shall have the effects specified in the OGCL, including Section 1701.82 thereof.

     SECTION 2.02. CHARTER AND BYLAWS.

         (a) At the Merger Effective Time, the Company Charter shall be amended to read in its entirety in the form attached hereto as EXHIBIT A, and, subject to Section 7.05, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended as provided therein or by Law (the "SURVIVING CORPORATION CHARTER").

         (b) The Amended and Restated Consolidated Code of Regulations of the Company, as in effect immediately prior to the Merger Effective Time (the "COMPANY BYLAWS"), shall be the regulations of the Surviving Corporation until thereafter amended as provided by law, by the Company Charter or by such regulations, subject to Section 7.05 (the "SURVIVING CORPORATION BYLAWS").

     SECTION 2.03. EFFECTIVE TIME OF THE MERGER. At the Closing, the Company shall duly execute and file a certificate of merger with respect to the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the OGCL (the "COMPANY CERTIFICATE OF MERGER"), with the Secretary of State of the State of Ohio (the "OSOS") in accordance with the OGCL. The Merger shall become effective upon such time as the Company Certificate of Merger has been filed with the OSOS, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the OGCL as the effective time of the Merger (the "MERGER EFFECTIVE TIME").

     SECTION 2.04. CLOSING. Unless this Agreement shall have been terminated in accordance with Section 9.01, the closing of the Merger (the "CLOSING") shall occur as promptly as practicable (but in no event later than the third (3rd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties (the "CLOSING DATE"). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP in New York, New York, or at such other place as agreed to by the parties hereto.

     SECTION 2.05. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

                                  ARTICLE III
                             EFFECTS OF THE MERGER

     SECTION 3.01. EFFECTS OF THE MERGER ON COMPANY SECURITIES. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Company or the holders of any capital stock of the Company (other than the requisite approval of the Merger by the shareholders of the Company in accordance with the OGCL):

         (a) Each Company Common Share held in treasury and not outstanding and each Company Common Share that is owned by Parent or MergerCo immediately prior to the Merger Effective Time shall be cancelled and retired and shall cease to exist, without any conversion thereof and no payment or distribution shall be made with respect thereto.

         (b) Each Company Common Share issued and outstanding immediately prior to the Merger Effective Time (other than Company Dissenting Shares and Company Common Shares to be cancelled in accordance with Section 3.01(a)), shall be converted and exchanged automatically into the right to receive an amount in cash equal to $40 per Company Common Share (the "COMPANY COMMON SHARE MERGER CONSIDERATION"), payable to the holder thereof in accordance with Section 3.03. The Company Common Shares that are to be so converted into the right to receive the Company Common Share Merger Consideration are referred to herein as the "MERGER SHARES".

         (c) Immediately prior to the Merger Effective Time, each outstanding qualified or nonqualified option to purchase Company Common Shares ("COMPANY STOCK OPTIONS") under any employee or director share option or compensation plan or arrangement of the Company (collectively, "INCENTIVE PLANS"), shall become fully vested and exercisable or payable, as the case may be (whether or not then vested or subject to any performance condition that has not been satisfied, and regardless of the exercise price thereof). At the Merger Effective Time, each Company Stock Option not theretofore exercised shall be cancelled in exchange for the right to receive an amount in cash equal to the excess, if any, of (i) the Company Common Share Merger Consideration over (ii) the exercise price per share of such Company Stock Option, multipled by the total number of Company Common Shares subject to such Company Stock Option (the "COMPANY OPTION CONSIDERATION"), without interest and less any applicable Taxes required to be withheld in accordance with Section 3.07 with respect to such payment.

Payment of the Company Option Consideration shall be made as soon as practicable after the Merger Effective Date but in any event within five (5) Business Days following the Merger Effective Time.

         (d) All restricted share awards, whether time-based or performance-based ("COMPANY RESTRICTED SHARES"), granted pursuant to the Incentive Plans or otherwise that remain unvested, automatically shall become fully vested and free of any forfeiture or holding restrictions or performance or other conditions immediately prior to the Merger Effective Time, (based on a deemed achievement of performance awards at "target" level), and each Company Restricted Share shall be considered an outstanding Company Common Share for all purposes of this Agreement, including the right to receive the Company Common Share Merger Consideration.

         (e) At the Merger Effective Time, each right of any kind, contingent or accrued, to receive Company Common Shares or benefits measured in whole or in part by the value of a number of Company Common Shares granted under the Incentive Plans or otherwise (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents) other than Company Stock Options and Company Restricted Shares (each, other than Company Restricted Shares and Company Stock Options, "COMPANY STOCK-BASED AWARDS"), whether vested or unvested, which is outstanding immediately prior to the Merger Effective Time shall cease to represent a right or award with respect to Company Common Shares, shall become fully vested and free of any forfeiture or holding restrictions or performance or other conditions (based on a deemed achievement of performance awards at "target" level) and shall entitle the holder thereof to receive, at the Merger Effective Time, an amount in cash, calculated in accordance with such right or award, based on the Company Common Share Merger Consideration in respect of each Company Common Share underlying a particular Company Stock-Based Award less any applicable Taxes required to be withheld in accordance with Section 3.07 with respect to such payment.

     SECTION 3.02. EFFECTS OF THE MERGER ON MERGERCO SECURITIES. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the MergerCo or Parent, as the holder of all outstanding capital stock of MergerCo (other than the requisite approval by Parent as a shareholder of MergerCo in accordance with the OGCL, which approval has been obtained), each outstanding common share, no par value, of MergerCo issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one fully paid and nonassessable common share, no par value, of the Surviving Corporation.

     SECTION 3.03. PAYMENT OF COMPANY CONSIDERATION; STOCK TRANSFER BOOKS.

         (a) Prior to the Merger Effective Time, Parent shall appoint as paying agent a bank or trust company reasonably satisfactory to the Company (the "COMPANY PAYING AGENT") (and the Company agrees that Wells Fargo Shareowner Services is satisfactory to it). Immediately following completion of the Merger and the cancellation of the Company Stock Options, Parent shall cause the Surviving Corporation to deposit, or cause to be deposited, with the Company Paying Agent, for the benefit of the holders of Merger Shares, Company Stock Options, Company Restricted Shares, and Company Stock-Based Awards, cash in an amount sufficient to pay the aggregate Company Consideration required to be paid (such cash being hereinafter referred to as the "SURVIVING CORPORATION FUND"), and to cause the Company Paying Agent to make, and the Company Paying Agent shall make, payments of the Company Consideration out of the Surviving Corporation Fund to the holders of Merger Shares, Company Stock Options, Company Restricted Shares, and Company Stock-Based Awards in accordance with this Agreement. The Surviving Corporation Fund shall be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody's Investor Services, Inc. or Standard & Poor's, a division of The McGraw Hill Companies, or a combination thereof, as directed by and for the benefit of the Surviving Corporation; PROVIDED, HOWEVER, that no gain or loss thereon shall affect the amounts payable to the holders of Merger Shares, Company Stock Options, Company Restricted Shares, and Company Stock-Based Awards following completion of the Merger pursuant to this Article
III. Any and all interest and other income earned on the Surviving Corporation Fund shall promptly be paid to the Surviving Corporation.

         (b) As promptly as practicable after the Merger Effective Time, Parent and the Surviving Corporation shall cause the Company Paying Agent to mail to each person who was, as of immediately prior to the Merger Effective Time, a holder of record of the Merger Shares: (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates representing the Merger Shares (the "COMPANY COMMON SHARE CERTIFICATES") shall pass, only upon proper delivery of the Company Common Share Certificates to the Company Paying Agent) and (ii) instructions for effecting the surrender of the Company Common Share Certificates in exchange for the Company Consideration. Upon surrender to the Company Paying Agent of Company Common Share Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Company Common Share Certificate shall be entitled to receive in exchange therefor, in cash, the Company Common Share Merger Consideration in respect thereof, and the Company Common Share Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Merger Shares that is not registered in the transfer records of the Company, payment of the Company Common Share Merger Consideration in respect of the applicable Merger Shares may be made to a person other than the person in whose name the Company Common Share Certificate so surrendered is registered if such Company Common Share Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Company Common Share Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03, each Company Common Share Certificate shall be deemed at all times after the Merger Effective Time to represent only the right to receive upon such surrender the Company Common Share Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of Company Common Share Certificates pursuant to the provisions of this
Article III.

         (c) Any portion of the Surviving Corporation Fund deposited with the Paying Agent pursuant to Section 3.03(a) to pay for Merger Shares that become Company Dissenting

Shares shall be delivered to the Surviving Corporation upon demand; PROVIDED, HOWEVER, that the Surviving Corporation shall remain liable for payment of the Company Common Share Merger Consideration in respect of Company Common Shares held by any shareholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such shareholder's rights to appraisal of such shares under Section 1701.85 of the OGCL ("SECTION 1701.85").

         (d) Any portion of the Surviving Corporation Fund that remains undistributed to the holders of Merger Shares for one year after the Merger Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Merger Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Company Common Share Merger Consideration. Any portion of the Surviving Corporation Fund remaining unclaimed by holders of Merger Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. None of Parent, the Company Paying Agent or the Surviving Corporation shall be liable to any holder of Merger Shares for any such shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

         (e) If any Company Common Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Common Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Common Share Certificate, the Company Paying Agent shall pay in respect of Merger Shares to which such lost, stolen or destroyed Company Common Share Certificate relate the Company Common Share Merger Consideration to which the holder thereof is entitled.

         (f) At the Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Merger Shares thereafter on the records of the Company. From and after the Merger Effective Time, the holders of Company Common Share Certificates representing Merger Shares shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement, the certificate of incorporation of the Surviving Corporation, or by Law.

     SECTION 3.04. EMPLOYEE STOCK PURCHASE PLAN OF THE COMPANY. The Company's Employee Stock Purchase Plan (the "ESPP") shall remain in full force and effect until a date determined by the Company, which shall be no later than one month prior to the Merger Effective Time (the "ESPP DATE"). As of the ESPP Date (i) all amounts held under the ESPP shall be used to purchase Company Common Shares as if the ESPP Date were a purchase date under the ESPP and (ii) all offering and purchase periods pending under the ESPP shall be terminated and no new offering or purchasing periods shall be commenced.

     SECTION 3.05. TERMINATION OF THE COMPANY'S DRIP. The Company shall take all actions necessary to provide that as of no later than five business days prior to the Closing Date no further Company Common Shares will be purchased under its Dividend Reinvestment and Share Purchase Plan (the "DRIP"); PROVIDED, that such cessation of further purchases following the Closing Date shall be conditioned upon the consummation of the Merger. Immediately prior to and effective as of the Merger Effective Time and subject to the consummation of the Merger, the Company shall terminate the DRIP.

     SECTION 3.06. COMPANY DISSENTING SHARES.

         (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the OGCL, Company Common Shares that are outstanding immediately prior to the Merger Effective Time and that are held by any shareholder who is entitled to demand and properly demands the appraisal for such shares (the "COMPANY DISSENTING SHARES") pursuant to, and who complies in all respects with, the provisions of Section 1701.85 shall not be converted into, or represent the right to receive, the Company Common Share Merger Consideration. Any such shareholder shall instead be entitled to receive payment of the fair cash value of such shareholder's Company Dissenting Shares in accordance with the provisions of Section 1701.85; PROVIDED, HOWEVER, that all Company Dissenting Shares held by any shareholder who shall have failed to perfect or who otherwise shall have withdrawn, in accordance with Section 1701.85, or lost such shareholder's rights to appraisal of such shares under
Section 1701.85 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the Company Common Share Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such shares in the manner provided in Section 3.03(a) or, if a portion of the Surviving Corporation Fund deposited with the Company Paying Agent to pay for shares that become Company Dissenting Shares has been delivered to the Surviving Corporation in accordance with Section 3.03(c), upon demand to the Surviving Corporation.

         (b) The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any Company Common Shares, withdrawals of such demands and any other instruments served pursuant to the OGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the OGCL. The Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     SECTION 3.07. WITHHOLDING RIGHTS. The Company, the Surviving Corporation or the Company Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, Company Stock Options, Company Stock-Based Awards, and Company Dissenting Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Company, the Surviving Corporation, or the Company Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares, Company Stock Options, Company Stock-Based Awards, or

Company Dissenting Shares in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or the Company Paying Agent, as applicable.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in (A) the Company Disclosure Schedule or (B) the Company's Annual Report on Form 10-K for the year ended September 30, 2005 (other than the risk factors, forward-looking statements, documents incorporated by reference therein and financial statements and the notes thereto) (the "COMPANY 10-K") (provided that (B) shall not apply to Sections 4.03, 4.04, 4.05, 4.15(a)-(l), 4.17, 4.18 and 4.20 of this Agreement), the Company hereby represents and warrants to the Buyer Parties as follows:

     SECTION 4.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES; AUTHORITY.

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which the character of the properties owned, leased or operated by it therein or the conduct or nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

         (b) Each of the Company's subsidiaries (the "COMPANY SUBSIDIARIES", and each of the Company Subsidiaries that is a "significant subsidiary," as such term is defined in Rule 1-02 of Regulation S-X under the Exchange Act, a "SIGNIFICANT COMPANY SUBSIDIARY"), together with the jurisdiction of organization of each such subsidiary, the percentage of the outstanding equity of each such subsidiary owned by the Company and each other subsidiary of the Company, is set forth on Section 4.01(b) of the Company Disclosure Schedule. Each Company Subsidiary is a corporation, partnership, limited liability company or trust duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Significant Company Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Each of the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     SECTION 4.02. ORGANIZATIONAL DOCUMENTS. The Company has previously provided or made available complete and correct copies of the Company Charter and Company Bylaws, (and in each case, all amendments thereto) as well as the organizational and governing documents for each Significant Company Subsidiary. All such documents are in full force and effect, no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced and the Company is not in violation of any provision of the Company Charter or Company Bylaws and no Significant Company Subsidiary is in violation of its organizational or governing documents, unless, in the case of a Significant Company Subsidiary, such violation has not had a Material Adverse Effect.

     SECTION 4.03. CAPITALIZATION.

         (a) The authorized capital stock of the Company consists of 240,000,000 Class A Common Shares, 40,000,000 Class B Common Shares, and 60,000,000 shares of preferred stock, no par value, of the Company ("COMPANY PREFERRED SHARES"). As of June 30, 2006, (i) 64,285,553 Class A Common Shares and 13,500,000 Class B Common Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were not issued in violation of any shareholders' preemptive rights and (ii) 27,768,792 Class A Common Shares and no Class B Common Shares were held in the treasury of the Company. As of the date of this Agreement, no Company Preferred Shares are issued and outstanding and no "Rights" (as defined in the Rights Agreement) are issued and outstanding.

         (b) Each outstanding share of capital stock of, or other equity interest in, a Company Subsidiary owned by the Company or by another Company Subsidiary is owned free and clear of all Liens except as set forth on Section 4.03(b) of the Company Disclosure Schedule. Each of the outstanding shares of capital stock of, or other equity interest in, each of the Company Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive rights. Except as set forth on Section 4.03(b) of the Company Disclosure Schedule, there are no (i) outstanding options or other rights of any kind which obligate the Company or any Company Subsidiary to issue or deliver any shares of capital stock, voting securities or other equity interests of any Company Subsidiary or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of any Company Subsidiary, (ii) outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of any Company Subsidiary; or (iii) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests of any Company Subsidiary to which the Company or any Company Subsidiary is a party.

         (c) As of June 30, 2006, 4,733,092 Class A Common Shares were subject to outstanding Company Stock Options and 77,040 Class A Common Shares were subject to Company Stock-Based Awards. During the period from June 30, 2006 to the date of this Agreement, (x) other than issuances of Class A Common Shares pursuant to the exercise of Company Stock Options, Company Restricted Shares, Company Stock-Based Awards, and other purchase rights and stock awards granted pursuant to Incentive Plans (collectively, the "COMPANY STOCK AWARDS") (other than Company Restricted Shares) outstanding on such date, there have been no issuances by the Company of Class A Common Shares or Class B Common Shares and (y) other than Company Stock-Based Awards for 8,625 Class A Common Shares, there have been no issuances of any Company Stock Awards. As of June 30, 2006, 2,345,611 Class A Common Shares were reserved for future issuance pursuant to Incentive Plans. Except as set forth above, and as set forth in
Section 4.03(c) of the Company Disclosure Schedule and the Company Charter, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary.

         (d) Except as set forth in clauses (a) and (c) of this Section 4.03 and in Section 4.03(d) of the Company Disclosure Schedule and except for the issuance of capital stock of the Company pursuant to employee stock options outstanding on the date hereof, (i) there are no outstanding (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) options or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, "COMPANY SECURITIES"); and (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. No Company Subsidiary owns any capital stock of the Company.

         (e) Except as set forth in Section 4.03(e) of the Company Disclosure Schedule, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act of 1933, as amended (the "SECURITIES ACT").

         (f) Except as set forth in the Company Charter and except for the Voting Agreements, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

         (g) There is no Voting Debt of the Company or any Company Subsidiary outstanding.

     SECTION 4.04. AUTHORITY RELATIVE TO THIS AGREEMENT, VALIDITY AND EFFECT OF AGREEMENTS.

         (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (i) the approval and adoption of this Agreement by the holders of securities representing two-thirds or more of the votes associated with the outstanding voting equity securities of the Company entitled to vote thereon, voting as one class, at a meeting of the shareholders of the Company duly called and held for such purpose (the "COMPANY SHAREHOLDER APPROVAL") and (ii) the filing and recordation of the Company Certificate of Merger and other appropriate merger documents as required by the OGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and MergerCo, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles.

         (b) The Company Board, by resolutions duly adopted at meetings duly called and held, has duly and unanimously (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and declared its advisability in accordance with the OGCL, (iii) recommended that the shareholders of the Company adopt this Agreement, and (iv) directed that this Agreement be submitted for consideration by the shareholders of the Company at the Company Shareholders' Meeting.

     SECTION 4.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) Except as set forth in Section 4.05(a) of the Company Disclosure Schedule, subject to the receipt of the consents, approvals and other authorizations described in Section 4.05(b), the execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate the Company Charter or Company Bylaws or the analogous governance or organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section
4.05 have been obtained and all filings and obligations described in subsection
(b) of this Section 4.05 have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary, is bound, or (iii) require any consent or result in any violation or breach or termination of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Company Subsidiary, pursuant to, any of the terms, conditions or provisions of any Permit or Contract to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound, except, with respect to clauses (ii) and (iii), such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Material Adverse Effect.

         (b) The execution and delivery by the Company of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (B) if applicable, the pre-merger notification and waiting requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and any other applicable Regulatory Laws, (C) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the Merger to be sent to the Company's shareholders (as amended or supplemented from time to time, the "PROXY STATEMENT") and other written communications that may be deemed "soliciting materials" under Rule 14a-12, (D) any filings required under the rules and regulations of the New York Stock Exchange (the "NYSE"), and (E) the filing of the appropriate merger documents as required by the OGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Material Adverse Effect.

     SECTION 4.06. PERMITS; COMPLIANCE WITH LAWS.

         (a) The Company and Company Subsidiaries are in possession of all registrations, franchises, grants, authorizations, licenses, permits, consents, certificates, approvals, other regulatory authorizations and orders of any Governmental Authority necessary for them to own, lease and operate their properties or to carry on their business as it is now being conducted (collectively, the "PERMITS"), and all such Permits are valid and in full force and effect, except where the failure to obtain and maintain the Permits, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (b) Except as set forth in Section 4.06 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is in violation of any Laws or Permits applicable to the Company or any Company Subsidiary, or by which any property or asset of the Company or any Company Subsidiary is bound, and, to the knowledge of the Company, no event has occurred which would constitute (i) a breach or default under, or would cause revocation, or termination of any Permits applicable to the Company or any Company Subsidiary or (ii) a violation of any Laws applicable to the Company or any Company Subsidiary, except, in each case, for any such violation, breach, default, revocation or termination which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No investigation or inquiry by any Governmental Authority with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened, in each case with respect to any alleged or claimed violation of Law applicable to the Company or any Company Subsidiary, or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except, in each case, for any such investigation or inquiry which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     SECTION 4.07. SEC FILINGS; FINANCIAL STATEMENTS.

         (a) Except as set forth on Section 4.07(a) of the Company Disclosure Schedule, the Company has timely filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC (the "COMPANY SEC REPORTS") since July 1, 2004. The Company SEC Reports, including any financial statements or schedules included in the Company SEC Reports, each as amended prior to the date of this Agreement, (i) complied in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, when filed as amended prior to the date of this Agreement, contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, each as amended, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly present, in all material respects, the consolidated financial position, results of operations and cash flows (and changes in shareholders equity, if any) of the Company and its consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments). None of the Company Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC or the NYSE.

         (c) The Company has devised and maintains a system of internal accounting controls (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (1) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that information material to the Company and its subsidiaries taken as a whole relating to it and any of its subsidiaries is made known to the management of the Company by others within the Company or any of its subsidiaries as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Reports and (2) has disclosed based upon the most recent evaluation completed on June 8, 2006 to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls and the Company has provided to Parent copies of any such disclosure in
(A) or (B), except to the extent provided by privilege.

         (d) Since June 8, 2006 through the date of this Agreement, to the knowledge of the Company, (x) neither the Company nor any of its subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its subsidiaries has received or otherwise had or obtained knowledge since then of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices or has a "significant deficiency" or "material weakness" (as such terms are defined in the Public Accounting Oversight Board's Auditing Standard No. 2, as in effect on the date of this Agreement) in the Company's internal controls over financial reporting, and (y) no attorney representing the Company or any of its subsidiaries, whether or not employed by the Company or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to the General Counsel or Chief Executive Officer of the Company.

         (e) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the NYSE that are applicable to the Company. The Company's auditors and chief executive officer and chief financial officer have given all certifications, attestations and reports required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

         (f) Neither the Company nor any Company Subsidiary has any liabilities of any nature (whether known or unknown, accrued, absolute, contingent or otherwise and whether due or to become due), except liabilities that (i) are accrued or reserved against in the Balance Sheet or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business consistent with past practice since the date of such financial statements, or (iii) would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

     SECTION 4.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Section 4.08 of the Company Disclosure Schedule, since March 31, 2006, (a) the Company has conducted its business in the ordinary course consistent with past practice and (b) there has not been any change, event, fact, development, occurrence, effect or circumstance that has resulted or would reasonably be expected to result in a Material Adverse Effect.

     SECTION 4.09. ABSENCE OF LITIGATION. Except (i) as listed in Section 4.09 of the Company Disclosure Schedule or (ii) with respect to litigation that may be commenced after the date of this Agreement in connection with the Merger, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any of its or their respective properties or assets except as would not, individually or in the aggregate, (x) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (y) have or reasonably be expected to have a Material Adverse Effect. None of the Company or any of Company Subsidiaries or any of their respective properties is or are subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

     SECTION 4.10. EMPLOYEE BENEFIT PLANS.

         (a) Section 4.10(a) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant of the Company or any Company Subsidiary other than any such benefit plans, programs, arrangements, contracts or agreements maintained outside of the United States primarily for the benefit of current or former employees, officers, directors or consultants of the Company or any Company Subsidiary working outside of the United States or who worked outside of the United States (such plans hereinafter being referred to as "NON-U.S. PLANS") (collectively, the "U.S. PLANS"). The Company has made available to Parent copies, which are correct and complete in all material respects, of the following: (i) the U.S. Plans and any amendments thereto, (ii) the annual report (Form 5500) filed with the Internal Revenue Service ("IRS") for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a U.S. Plan,
(iv) the most recently prepared actuarial report or financial statement, if any, relating to a U.S. Plan, (v) the most recent summary plan description for such U.S. Plan (or other descriptions of such U.S. Plan provided to employees) and all material modifications thereto, and (vi) any related trust or other funding vehicle. With respect to the U.S. Plans and Non-U.S. Plans, no event has occurred, and, to the Company's knowledge, there exists no condition or set of circumstances, which would reasonably be expected to have a Material Adverse Effect on the Company and Company Subsidiaries, taken as a whole, under ERISA, the Code or any other Applicable Laws. Except as would not, individually or in the aggregate, result in an increase in liabilities or obligations that would be material to the Company and the Company Subsidiaries taken as a whole, neither the Company, nor any Company Subsidiary, nor, to the knowledge of the Company, any other Person, has any express commitment, whether legally enforceable or not, to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or any other Applicable Law or administrative changes that do not increase the liabilities or obligations under any such plan.

         (b) Except as would not, individually or in the aggregate, result in any material liability to the Company and the Company Subsidiaries taken as a whole, each U.S. Plan has been operated in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Except as would not, individually or in the aggregate, result in any material liability to the Company and the Company Subsidiaries taken as a whole, there are no unresolved claims or disputes under the terms of, or in connection with, any U.S. Plan, and no Action is pending or anticipated or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) with respect to any such claim or dispute.

         (c) Each U.S. Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and to the knowledge of the Company no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such U.S. Plan or the exempt status of any such trust that would, individually or in the aggregate, result in any material liability for the Company and the Company Subsidiaries taken as a whole.

         (d) Except as set forth in Section 4.10(d)(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary sponsors or has sponsored any U.S. Plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary, except as required by
Section 4980B of the Code. Except as set forth in Section 4.10(d)(ii) of the Company Disclosure Schedule, to the best knowledge of the Company, no written communication has been made that would prevent the Company or any Company Subsidiary from amending or terminating any U.S. Plan providing health or medical benefits in respect of any retired, former or current employee of the Company or any Company Subsidiary.

         (e) Full payment has been made, or otherwise properly accrued on the books and records of the Company and any Company Subsidiary, of all amounts that the Company and any Company Subsidiary are required under the terms of the U.S. Plans to have paid as contributions to such Plans on or prior to the date of this Agreement (excluding any amounts not yet due).

         (f) Except as set forth in Section 4.10(f) of the Company Disclosure Schedule, no U.S. Plan, either individually or collectively, provides for any payment by the Company or any Company Subsidiary that would constitute a "parachute payment" within the meaning of Section 280G of the Code after giving effect to the transactions contemplated by this Agreement.

         (g) Section 4.10(g) of the Company Disclosure Schedule lists each U.S. Plan (or United-States based pension plan in the case of an ERISA Affiliate) sponsored by the Company or an ERISA Affiliate that is subject to Title IV or
Section 302 of ERISA or Section 412 or 4971 of the Code (each, a "TITLE IV PLAN"), and with respect to each Title IV Plan, except as would not individually or in the aggregate result in any material liability for the Company and the Company Subsidiaries taken as a whole, as of the date of this Agreement: (i) there does not exist any accumulated funding deficiency within the meaning of
Section 412 of the Code or Section 302 of ERISA, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the Pension Benefit Guaranty Corporation (the "PBGC") have been timely paid in full, (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries, and the PBGC has not instituted proceedings to terminate any Title IV Plan, and (v) the PBGC has not instituted proceedings to terminate any Title IV Plan.

         (h) For purposes of this Section 4.10, an entity is an "ERISA AFFILIATE" of the Company if it would have ever been considered a single employer with the Company under

4001(b) of ERISA or part of the same controlled group as the Company for purposes of Section 302(d)(8)(C) of ERISA.

         (i) SCHEDULE 4.10(I) of the Company Disclosure Schedule contains a list of each material Non-U.S. Plan. Except as set forth on SCHEDULE 4.10(I) of the Company Disclosure Schedule, or as would not, individually or in the aggregate, result in a material liability to the Company and the Company Subsidiaries taken as a whole, each Non-U.S. Plan complies in all respects with applicable Laws. With respect to each Non-U.S. Plan, except as would not, individually or in the aggregate, result in any material liability to the Company and the Company Subsidiaries taken as a whole, (i) all employer and employee contributions to each Non-U.S. Plan required by applicable Laws or by the terms of such Non-U.S. Plan have been made, or, if applicable, accrued, in accordance with GAAP; (ii) the fair market value of the assets of each funded Non-U.S. Plan, the liability of each insurer for any Non-U.S. Plan funded through insurance or the book reserve established for any Non-U.S. Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; (iii) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, anticipated or threatened material litigation relating to any Non-U.S. Plan; and
(iv) any and all amounts required to be accrued with respect to any Non-U.S. Plan or pursuant to any statutory requirements pertaining to employee benefits, mandatory contributions, retirement plans or similar benefits, have been accrued in accordance with GAAP, including accruals relating to any severance, termination pay or profit sharing benefits.

         (j) No Title IV Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any Title IV Plan a plan described in section 4063(a) of ERISA.

         (k) Except as set forth in Schedule 4.10(k) of the Company Disclosure Schedule and except as provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment or funding of any payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (iii) limit the ability to amend or terminate any Plan.

         (l) All Company Stock Options have been granted with an exercise price per share no lower than the "fair market value" (as defined in the applicable plan) of one Class A Common Share on the date of the corporate action effectuating the grant.

     SECTION 4.11. INFORMATION SUPPLIED. The information supplied by the Company relating to the Company and Company Subsidiaries to be contained in the Proxy Statement or any other document to be filed with the SEC in connection herewith (the "OTHER FILINGS") will not, in the case of the Proxy Statement, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders' Meeting or at the time of any amendment or supplement thereto, or, in the case of any Other Filing, at the date it is first mailed to the Company's shareholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made (or omitted to be made) by the Company or any Company Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by Parent or MergerCo in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All documents that the Company is responsible for filing with the SEC in connection with the Merger, or the other transactions contemplated by this Agreement, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     SECTION 4.12. INTELLECTUAL PROPERTY.

         (a) Schedule 4.12(a) sets forth a true, correct and complete list of all U.S. and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, and (C) Copyright registrations and applications, in each case which is owned by the Company or any Company Subsidiary. The Company and the Company Subsidiaries are the sole and exclusive beneficial and, with respect to registrations and applications therefor, record owners of all the items set forth in Schedule 4.12(a), and, to the knowledge of the Company, all such registrations therefor are valid and applications and registrations therefor are subsisting.

         (b) Either the Company or a Company Subsidiary owns, or is licensed or otherwise entitled to use, (i) all material Intellectual Property contained and used in the Software marketed, licensed or used to provide services to customers of the Company or any Company Subsidiary ("Customers"), and (ii) all material Intellectual Property used or held for use in their respective businesses as currently conducted (collectively, the "COMPANY INTELLECTUAL PROPERTY").

         (c) There are no currently, nor have there been in the past two (2) years any, pending or, to the knowledge of the Company, threatened claims by any Person alleging infringement, misappropriation or other violation of any Intellectual Property rights of any Person by the Company or any Company Subsidiaries which, either individually or in the aggregate, are material. The conduct of the business (including the products and services) of the Company and the Company Subsidiaries does not materially infringe, misappropriate or otherwise violate any material Intellectual Property rights of any Person, nor, to the knowledge of the Company, does there exist a substantial basis for any claim therefor.

         (d) Neither the Company nor any Company Subsidiary has made any claim in the past two (2) years of a material infringement, misappropriation or other violation by any other Person of the Company's or any Company Subsidiary's rights to Company Intellectual Property, and, to the knowledge of the Company, no Person is materially infringing, misappropriating or otherwise violating any Company Owned Intellectual Property.

         (e) With respect to material Company Owned Software, to the knowledge of the Company, no such Software is subject to the terms of any "open source" or other similar public license that would require, or condition any use or distribution of such Software on, the disclosure, licensing or distribution of any source code to the public.

         (f) To the knowledge of the Company, there have been no material security breaches in the Company's or any of the Company Subsidiaries' internal information technology systems or external information technology systems hosted or operated by the Company or any of the Company Subsidiaries.

         (g) No claims have been asserted against the Company or any Company Subsidiary or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary in the past two (2) years alleging a violation of an applicable Law in connection with a violation of any Person's privacy or personal information rights, nor, to the knowledge of the Company, does there exist a substantial basis for any material claim therefore. To the knowledge of the Company, the consummation of the transactions contemplated hereby will not materially breach or otherwise cause any material violation of any applicable Law in connection with privacy, data protection, or the collection and use of personal information collected, used, or held for use by the Company and the Company Subsidiaries in the conduct of their respective businesses. The Company and the Company Subsidiaries take commercially reasonable measures consistent with industry standard practices of the computer software and information technology industry to ensure that such personal information is protected against unauthorized access, use, modification, or other misuse.

         (h) Each consultant or contractor of the Company or any Company Subsidiary that has developed, modified, improved, or contributed to any material Intellectual Property owned by the Company or any Company Subsidiary has assigned all of its Intellectual Property rights in such development, modification, improvement, or contribution to such Company or Company Subsidiary.

         (i) No current or former director, officer or employee of the Company or any Company Subsidiary has, nor will have, after giving effect to the transactions contemplated hereby, any valid and enforceable claim, right or interest of ownership under applicable Law to or in any material Intellectual Property of the Company or a Company Subsidiary.

         (j) The Company and the Company Subsidiaries take commercially reasonable measures according to industry standards in the computer software and information technology industry to protect the confidentiality of Trade Secrets included in the material Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

         (k) Neither the Company nor any Company Subsidiary is a member of, or contributor of Intellectual Property to, any industry standards body or similar organization such that the Company or any Company Subsidiary is obligated to offer or grant for (i) free or nominal value or (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, less than fair market value, to any other Person any license or right to any Intellectual Property owned by the Company or any Company Subsidiary.

         (l) Except as set forth in Section 4.12(k) of the Company Disclosure Schedule, (A) neither the Company nor any Company Subsidiary has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any source code included in Company Owned Software to any escrow agent or any other Person, and (B) no event has occurred, and no circumstance or condition exists, that has resulted in, or to the knowledge of the Company will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code included in the Company Owned Software to any other Person, except, with respect to each of the foregoing (A) and (B), to employees and consultants who have a reasonable need to access such source code in the ordinary course of the business of the Company or any Company Subsidiary and who are subject to, and to the knowledge of the Company, are in compliance with, appropriate written non-disclosure agreements.

         (m) Neither the execution, delivery or performance of this Agreement (or any other agreements contemplated by this Agreement) nor the consummation of the transactions contemplated by this Agreement will (A) result in the material loss or impairment of or payment of any additional material amounts with respect to the Company's right to own, use, or hold for use any of the material Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted, or (B) give any Person the right or option to cause or declare the release, disclosure or delivery of any Intellectual Property owned by the Company or any Company Subsidiary by or to any escrow agent or other Person.

     SECTION 4.13. TAXES. Except as set forth in Section 4.13 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

         (a) all Tax Returns required to be filed by or with respect to the Company or any of its subsidiaries have been duly and timely filed (except those under valid extension) and such Tax Returns are true, complete, and correct.

         (b) All Taxes due and payable by the Company or any of its subsidiaries have been duly and timely paid, withheld, or are being contested in good faith and are adequately provided for in accordance with GAAP on the Company's most recent consolidated financial statements.

         (c) Neither the Company nor any of its subsidiaries has received written notice of any proposed or threatened proceeding, examination, investigation, audit or administrative or judicial proceeding ("PROCEEDINGS") against, or with respect to any Taxes of, the Company or any of its subsidiaries, and no such proceedings are currently pending.

         (d) No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of its subsidiaries that have not been finally resolved and paid in full.

         (e) Neither the Company nor any of its subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remain in effect.

         (f) There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of the Company or any of its subsidiaries.

         (g) Neither the Company nor any of its subsidiaries is a party to or is bound by any Tax sharing, allocation, or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its subsidiaries).

         (h) Neither the Company nor any of its subsidiaries (A) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its subsidiaries) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law).

         (i) The Company and each of its subsidiaries has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties.

         (j) No claim has been made in writing by any Governmental Authority in a jurisdiction in which the Company or any of its subsidiaries does not file a Tax Return that the Company or any of its subsidiaries is or may be subject to taxation by such jurisdiction.

         (k) Neither the Company nor any of its subsidiaries has entered into, or otherwise participated (directly or indirectly) in, any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b).

         (l) Neither the Company nor any of its subsidiaries has, within the past two years, or otherwise as part of a plan (or series of related transactions) (within the meaning of Section 355(e) of the Code) of which the Merger is a part, distributed stock of another entity or had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

     SECTION 4.14. ENVIRONMENTAL MATTERS. Except as set forth in Section 4.14 of the Company Disclosure Schedule and to the knowledge of the Company, the Company has provided to Parent all material environmental reports of the Company or any of its subsidiaries received during the last three years or which relate to material environmental liabilities or obligations of the Company or its subsidiaries taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

         (a) to the knowledge of the Company, the Company and the Company Subsidiaries (i) are in compliance with all Environmental Laws, (ii) hold all permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate their assets as currently owned and operated ("ENVIRONMENTAL PERMITS") and (iii) are in compliance with their respective Environmental Permits;

         (b) neither the Company nor any Company Subsidiary has released, and to the knowledge of the Company, no other person has released, Hazardous Substances on any real property currently or formerly owned, leased or operated at any time since July 1, 2001 by the Company or the Company Subsidiaries in the United States;

         (c) neither the Company nor any Company Subsidiary has received any written claim or notice alleging that the Company or any Company Subsidiary may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") or any other Environmental Law;

         (d) neither the Company nor any Company Subsidiary (i) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto or (ii) is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances; and

         (e) notwithstanding any other provision of this Agreement, this Section
4.14 sets forth the Company's sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or other environmental matters.

     SECTION 4.15. MATERIAL CONTRACTS. Other than any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities
Act) filed as an exhibit to the Company SEC Reports filed prior to the date of this Agreement, Section 4.15 of the Company Disclosure Schedule lists each of the following written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any Company Subsidiary is a party affecting the obligations of any party thereunder) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound (each such agreement and contract, including any contract filed as an exhibit to the Company SEC Reports filed prior to the date of this Agreement being a "COMPANY MATERIAL CONTRACT"), any:

         (a) Loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, contract (written or oral), agreement, lease, license, permit, franchise, right, arrangement or other binding commitment, instrument or obligation (each, a "Contract") (other than among consolidated Company Subsidiaries) relating to (i) Indebtedness of a type described in clauses (i),
(v), (vi), (viii) and (x) of the definition thereof or any other type of indebtedness in an amount in excess of $2.5 million in any single instance or
(ii) conditional sale arrangements, obligations secured by a Lien, or interest rate or currency hedging activities, in each case in connection with which the aggregate actual or contingent obligations of the Company and the Company Subsidiaries under such Contract are greater than $2.5 million;

         (b) Contract that purports to limit the right of the Company or the Company Subsidiaries (i) to engage or compete in any line of business or (ii) to compete with any person or operate in any location, in the case of each of (i) and (ii), in any respect material to the business of the Company and the Company Subsidiaries, taken as a whole;

         (c) Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such Contract in excess of $10 million;

         (d) Contract with any current or former director or officer of the Company or any Company Subsidiary that would be required to be disclosed under
Item 404 of Regulation S-K under the Securities Act, except as is included in the list of exhibits to the Company 10-K;

         (e) Contract between (x) the Company or any of the Company Subsidiaries, on the one hand, and (y) any Affiliate of the Company (other than the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Exchange Act, except as is included in the list of exhibits to the Company 10-K;

         (f) Contract that creates a partnership or joint venture or similar agreement with respect to any material business of the Company;

         (g) Contract with the top five (by dollar volume during the fiscal year ended September 30, 2005) suppliers or service providers of the Company and the Company Subsidiaries taken as a whole;

         (h) collective bargaining agreement material to the Company and the Company Subsidiaries taken as a whole;

         (i) written Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Company Subsidiary would be required to purchase or sell any securities of the Company or any of its subsidiaries;

         (j) settlement or conciliation agreement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority to which the Company or any Company Subsidiary is subject involving future performance by the Company or any of the Company Subsidiaries which is material to the Company and the Company Subsidiaries taken as a whole;

         (k) other than sublicenses contained in any customer or reseller agreements or other agreement with respect to the network services business in the ordinary course of business, any Contract to which the Company or a Company Subsidiary is a party or otherwise bound (i) granting or obtaining any right to use any material Intellectual Property (other than Contracts granting rights to use readily available commercial software), or (ii) restricting the Company's or any Company Subsidiary's rights, or permitting other Persons, to use or register any material Intellectual Property;

         (l) acquisition agreement (other than with respect to inventory in the ordinary course) pursuant to which the Company or any Company Subsidiary has continuing indemnification, "earn-out" or other contingent obligations, in each case, that would be reasonably expected to result in payments in excess of $5 million.

         Notwithstanding anything in this Section 4.15, "COMPANY MATERIAL CONTRACT" shall not include any Contract that (i) is terminable upon 90 days' or less notice without a penalty premium, (ii) will be fully performed or satisfied as of or prior to Closing, or (iii) is solely between the Company and one or more Company Subsidiaries or is solely between Company Subsidiaries.

         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Company Material Contract, (ii) none of the Company or any Company Subsidiary has received any notice or claim of default under any such agreement or any notice of an intention to, and to the knowledge of the Company, no other party to any Company Material Contract intends to terminate, not renew or challenge the validity or enforceability of any Company Material Contract (including as a result of the execution and performance of this Agreement), and (iii) no event has occurred which would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both). Each Company Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or Company Subsidiaries, as applicable, and, to the knowledge of the Company, with respect to the other parties hereto.

     SECTION 4.16. INTERESTED PARTY TRANSACTIONS. There are no Company Material Contracts, agreements, loans or other material transactions between the Company or any Company Subsidiary, on the one hand, and (a) any officer or director of the Company, (b) any record or beneficial owner of five percent (5%) or more of the voting securities of the Company, or (c) any Affiliate of any such officer, director or record or beneficial owner, on the other hand.

     SECTION 4.17. BROKERS. No broker, finder or investment banker or other Person (other than J.P. Morgan Securities Inc. (the "COMPANY FINANCIAL ADVISORS")) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

     SECTION 4.18. OPINION OF FINANCIAL ADVISOR. The Company has received an opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement, the Company Common Share Merger Consideration is fair to the holders of Company Common Shares from a financial point of view to such holders, and will promptly deliver to Parent a true, correct and complete copy of such opinion following the Company's receipt thereof in written form.

     SECTION 4.19. INSURANCE. Section 4.19 of the Company Disclosure Schedule contains a complete and accurate list of all material insurance policies maintained by the Company as of the date of this Agreement, and the Company has heretofore made available to Parent a complete and accurate copy of all such material policies, including all occurrence-based policies applicable to the Company (or its assets or business) for all periods since January 1, 2004. Neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with or without notice or the lapse of time or both, would constitute a material breach or default, or permit termination or modification of, any such material insurance policies. Except as set forth in
Section 4.19 of the Company Disclosure Schedule or for exceptions that would not, individually or in the aggregate, have or reasonably be expected to have a Material

Adverse Effect, all material insurance policies maintained by the Company are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received with respect thereto.

     SECTION 4.20. TAKEOVER STATUTES; RIGHTS AGREEMENT.

         (a) The Company has taken all necessary actions so that the restrictions on business combinations contained in each "fair price", "moratorium", "control share acquisition", "business combination" or other similar anti-takeover statute or regulation enacted under U.S. state or federal laws applicable to the transactions contemplated by this Agreement ("ANTITAKEOVER LAWS"), including without limitation Chapters 1701 and 1704 of the Ohio Revised Code, will not apply with respect to or as a result of this Agreement, Voting Agreement, and the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the shareholders or the Company Board. True, correct and complete copies of all resolutions of the Company Board reflecting such actions have been previously provided to Parent.

         (b) Prior to the date of this Agreement, the Company has amended the Rights Agreement in accordance with its terms to render the Rights Agreement inapplicable to this Agreement and the transactions contemplated by this Agreement (including the Merger and the execution, delivery and performance of the Voting Agreement).

     SECTION 4.21. LABOR MATTERS. Except as set forth in Section 4.21 of the Company Disclosure Schedule, and except, in the case of Section 4.21(b) of this Agreement, as would not reasonably be expected to have a Material Adverse
Effect:

         (a) except as would not, individually or in the aggregate, result in any material liability to the Company and the Company Subsidiaries taken as a whole, the Company and the Company Subsidiaries are neither party to nor bound by any labor agreement, collective bargaining agreement or material work rules or practices with any labor union or works council, and to the knowledge of the Company, no labor union or works council is currently engaged in any activities to organize employees of the Company or the Company Subsidiaries;

         (b) since January 1, 2004, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or material labor dispute affecting the Company or the Company Subsidiaries;

         (c) except as would not, individually or in the aggregate, result in any material liability to the Company and the Company Subsidiaries taken as a whole, to the knowledge of the Company, no officer or key employee of the Company or any Company Subsidiary is in any material respect in violation of any material term of any nondisclosure agreement, common law nondisclosure obligation, noncompetition agreement or restrictive covenant to a former employer of any such person relating (i) to the right of any person to be employed or engaged by the Company or Company Subsidiary or (ii) to the knowledge or use of trade secrets or proprietary information; and

         (d) except as would not, individually or in the aggregate, result in any material liability to the Company and the Company Subsidiaries taken as a whole, the Company and the

Company Subsidiaries have at all times properly classified each of their respective employees as employees and each of their respective independent contractors as independent contractors.

     SECTION 4.22. REAL PROPERTY.

         (a) Section 4.22(a) of the Company Disclosure Schedule sets forth the address of each parcel of real property owned by the Company or its subsidiaries (collectively, the "OWNED REAL PROPERTY"). The Company or one of its subsidiaries has good and marketable title to the Owned Real Property and to all of the buildings, structures and other improvements thereon, except for Permitted Liens. Except as set forth in Section 4.22(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has leased, licensed or otherwise granted any Person the right to use or occupy the Owned Real Property.

         (b) Section 4.22(b) of the Company Disclosure Schedule sets forth the address of each parcel of all material leasehold or material sub-leasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixture or other interest in real property held by or for the Company or its subsidiaries (the "LEASED REAL PROPERTY"). The Company or one of its subsidiaries has a good and valid leasehold interest in the Leased Real Property, free and clear of all liens except Permitted Liens, and, except as set forth in Section 4.22(b) of the Company Disclosure Schedule neither the Company nor any of its subsidiaries has subleased, licensed or granted any occupancy rights in any portion of the Leased Real Property.

                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

         Parent and MergerCo hereby jointly and severally represent and warrant to the Company as follows:

     SECTION 5.01. ORGANIZATION. Each of the Buyer Parties has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Parent Material Adverse Effect.

     SECTION 5.02. OWNERSHIP OF MERGERCO; NO PRIOR ACTIVITIES. MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. All the issued and outstanding shares of capital stock of MergerCo are, and as of the Closing Date will be, owned of record and beneficially by Dealer Computer Services, Inc., a Delaware corporation and a wholly owned subsidiary of Parent.

     SECTION 5.03. POWER AND AUTHORITY. Each of the Buyer Parties has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of the Buyer Parties and the consummation by the Buyer Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Buyer Parties are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement; provided, that the foregoing does not apply to the definitive agreements for financing of the Merger to the extent such definitive agreements are inconsistent with the terms of the Financing Commitments, and such definitive agreements, in such event, shall be authorized by the Board of Directors of Parent on a timely basis. This Agreement has been duly and validly executed and delivered by the Buyer Parties and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Buyer Parties enforceable against each of the Buyer Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws or by general equity principles.

     SECTION 5.04. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) The execution and delivery of this Agreement by each of the Buyer Parties do not, and the performance of each of the Buyer Parties' obligations hereunder will not, (i) conflict with or violate the articles of incorporation or bylaws of Parent or the articles of incorporation or bylaws of MergerCo, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 5.04 have been obtained and all filings and obligations described in subsection (b) of this Section 5.04 have been made, conflict with or violate any Law applicable to any of the Buyer Parties, or by which any of its properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or (except in connection with the financing of the Merger) result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, except, with respect to clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the Merger or otherwise prevent it from performing its obligations under this Agreement.

         (b) The execution and delivery of this Agreement by each of the Buyer Parties does not, and the performance of each of the Buyer Parties' obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act and state take-over Laws, (B) if applicable, filings under the rules and regulations of the NYSE, (C) if applicable, the pre-merger notification and waiting requirements of the HSR Act and any other applicable Regulatory Laws, (D) the filing with the SEC of the Proxy Statement, (E) the filing and recordation of appropriate merger documents as required by the OGCL and (F) filings and recordings in connection with the financing of the Merger and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent Parent from performing its obligations under this Agreement.

     SECTION 5.05. INFORMATION SUPPLIED. None of the information supplied by the Buyer Parties or any affiliate of Parent for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders' Meeting or at the time of any amendment or supplement thereto, in the case of any Other Filing, at the date it is first mailed to the Company's shareholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Buyer Parties with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by the Buyer Parties will comply as to form in all material respects with the requirements of applicable Law.

     SECTION 5.06. FINANCIAL STATEMENTS. Parent has previously delivered to the Company the consolidated balance sheet of Parent and its subsidiaries as of December 31, 2005 and the related consolidated statements of operations and retained earnings and cash flows for the year ended December 31, 2005, together with the audit report thereon of Ernst & Young, and the unaudited consolidated balance sheet of Parent and its subsidiaries as of June 30, 2006 and the related unaudited consolidated statements of income, retained earnings and cash flows for the six month period ended June 30, 2006. The consolidated financial statements of Parent and its subsidiaries have been prepared in accordance with GAAP applied on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, as of the dates and for the periods then ended, except as otherwise noted therein, of Parent and its subsidiaries, except that the interim financial statements are subject to normal year-end adjustments and accruals and do not include notes to the financial statements.

     SECTION 5.07. ABSENCE OF LITIGATION. Except with respect to any litigation that may be commenced after the date of this Agreement in connection with the Merger, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets, except (i) as would not, individually or in the aggregate, (a) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (b) have or reasonably be expected to have a Parent Material Adverse Effect or (ii) for any Action arising after the date of this Agreement in connection with this Agreement or the transactions contemplated hereby. None of Parent or its subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 5.08. AVAILABLE FUNDS.

         (a) Parent anticipates that it will have sufficient funds, consisting of (x) $367,000,000 of cash of the Company or Parent at Closing generated from sources other than the Financing Commitments (the "CLOSING CASH"), (y) proceeds from equity issuances (the "EQUITY FINANCING") and (z) proceeds from debt issuances (the "DEBT FINANCING" and, together with the Equity Financing, the "FINANCING"; for the avoidance of doubt, the "FINANCING" shall not include the Closing Cash) at the Closing to satisfy all of its obligations under this Agreement, including to (i) pay the aggregate Company Consideration payable hereunder, (ii) refinance all Company Indebtedness and (iii) pay any and all fees and expenses in connection with the Merger and the financing thereof.

         (b) Parent has provided to the Company true, complete and correct copies of (i) executed commitment letters from GS Capital Partners V Fund, L.P., Spanish Steps Holdings LTD and Vista Equity Fund II, L.P. (the "EQUITY FINANCING SOURCES") pursuant to which, and subject to the terms and conditions thereof, the Equity Financing Sources have agreed to provide Parent with equity financing in an aggregate amount of up to $420,000,000 (the "EQUITY FUNDING LETTERS"), and
(ii) an executed commitment letter (the "DEBT COMMITMENT LETTER", and together with the Equity Funding Letters, as may be modified pursuant to Section 7.06, the "FINANCING COMMITMENTS") from Deutsche Bank AG New York Branch and affiliates thereof and Credit Suisse and affiliates thereof (the "LENDERS") pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to provide Parent with debt financing (excluding any revolver) in an aggregate amount of $2,535,000,000. As of the date of this Agreement, the Financing Commitments, in the form so delivered, are in full force and effect and are legal, valid and binding obligations of Parent and MergerCo and each of the other parties thereto. None of the Financing Commitments has been amended, supplemented or otherwise modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not, prior to the date of this Agreement, been withdrawn or rescinded in any respect. As of the date of this Agreement, the Financing Commitments are in full force and effect and, except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. Parent and MergerCo have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid by them on or prior to the date of this Agreement and shall in the future pay any such fees as they become due. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or MergerCo, and to the knowledge of Parent, any other parties thereto, under the Financing Commitments. As of the date of this Agreement, neither Parent nor MergerCo has any reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that any portion of the Financing to be made thereunder will not otherwise be made available to Parent or MergerCo on the Closing Date. Parent will provide to the Company any amendments to the Equity Funding Letter and the Debt Commitment Letter, or any written notices given in connection therewith, as promptly as possible (but in any event within forty eight (48) hours).

     SECTION 5.09. NO OWNERSHIP OF COMPANY CAPITAL STOCK. Except as set forth in
Section 5.08 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries (including MergerCo) owns any Company Common Shares or other securities of the Company or any of the Company Subsidiaries.

     SECTION 5.10. OTHER AGREEMENTS OR UNDERSTANDINGS. Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, MergerCo, or any affiliate of Parent, on the one hand, and any member of the management of the Company or any person that owns 5% or more of the shares or of the outstanding capital stock of the Company, on the other hand.

     SECTION 5.11. BROKERS. Except for fees payable in connection with the Financing, no broker, finder or investment banker (other than Credit Suisse Securities (USA)) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, MergerCo or any of their subsidiaries.

     SECTION 5.12. NO ADDITIONAL REPRESENTATIONS.

         (a) Parent acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

         (b) Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives except as expressly set forth in
Article IV (which includes the Company Disclosure Schedule and the Company SEC Documents to the extent specified in Article IV of this Agreement), and, except as set forth in this Agreement (in the case of the Company) and in the Voting Agreements (in the case of the shareholders party thereto), neither the Company nor the shareholders party to the Voting Agreements shall be subject to any liability to Parent or any other person resulting from the Company's making available to Parent or Parent's use of such information, or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the "data room," management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries.

                                   ARTICLE VI
                    CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 6.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company agrees that, between the date of this Agreement and the Merger Effective Time, except as expressly required or permitted by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule and except with the prior written consent of Parent, such consent not to be unreasonably withheld or delayed, the businesses of the Company and the Company Subsidiaries shall be conducted in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and the Company shall use its reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and any Persons with which the Company or any Company Subsidiary has significant business relations. Without limiting the generality of the foregoing, except as expressly required or permitted by this Agreement, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Merger Effective Time, do any of the following without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed:

         (a) (i) amend or otherwise change any provision of the Company Charter or Company Bylaws, or similar organizational or governance documents of the Significant Company Subsidiaries or (ii) take any action to exempt any Person (other than Parent or MergerCo) from any applicable antitakeover law;

         (b) (i) authorize for issuance, issue, deliver, pledge, dispose of, encumber or sell (or agree or commit to do any of the foregoing) any shares of any class of capital stock, voting securities or other ownership interest of the Company or any Company Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, voting securities or any other ownership interest, of the Company or any Company Subsidiary, other than (A) the issuance of Company Common Shares issuable pursuant to Company Stock Awards outstanding on the date of this Agreement, (B) except as provided otherwise in Article III hereof, the issuance of Company Common Shares in connection with the current provisions of the ESPP and DRIP and (C) the award of up to 26,000 Company Restricted Shares to newly hired employees, in the Company's discretion, provided that such Company Restricted Shares provide by their terms that they do not vest, but are terminated and forfeited in full with no payment being made therefor, upon the Closing; (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of Company Stock Options, the vesting of Company Stock-Based Awards or Company Restricted Shares, or the lapse of restrictions on Company Stock-Based Awards or Company Restricted Shares;
(iii) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any shares of the Company's capital stock or the shares of stock or other equity interests in any Company Subsidiary that is not directly or indirectly wholly owned by the Company, except for (A) dividends by any direct or indirect wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary, (B) the regular quarterly dividend not in excess of $0.11 per Company Class A Common Share (and 1/20 of such amount per Company Class B Common Share) on Company Common Shares (including, without limitation, pursuant to the DRIP) to be declared in August 2006 and paid in cash at a time consistent with past practice, and (C) dividend equivalents paid with respect to Company Stock-Based Awards; or (iv) split, combine, adjust, recapitalize, subdivide, redeem, purchase or reclassify or otherwise acquire any shares, stock or other equity interests of the Company or any Company Subsidiary or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock or other equity interests.

         (c) directly or indirectly, acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or any assets or property, (other than Software or any other assets or property acquired in the ordinary course of business) exceeding (i) $3.5 million in any given case or $10 million in the aggregate or (ii) that could reasonably be expected to materially delay consummation of the Merger, including the obtaining of any approvals required pursuant to this Agreement under the HSR Act and any other Regulatory Laws;

         (d) except as set forth in Section 6.01(d) of the Company Disclosure Schedule, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a Company Subsidiary) for borrowed money, except for: (i) Indebtedness for borrowed money incurred in the ordinary course of business not in excess of $10,000,000 outstanding in the aggregate for the Company and the Company Subsidiaries taken as a whole and which may be prepaid at any time without penalty; or (ii) Indebtedness for under the Credit Agreement with a maturity of not more than one year in a principal amount not in excess of $10,000,000 in the aggregate for the Company and the Company Subsidiaries taken as a whole and which may be prepaid at any time without penalty;

         (e) materially modify, amend or terminate or waive, release or assign any material rights or claims with respect to, any Company Material Contract or enter into any new contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.15 of the Company Disclosure Schedule as a Company Material Contract or would be reasonably likely to: (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

         (f) except as set forth in Section 6.01(f) of the Company Disclosure Schedule or except as required by the terms of U.S. Plans or Non-U.S. Plans, by any collective bargaining agreement, work rules or other labor-related agreement with any labor union or works council, or by applicable Law, or is otherwise in the ordinary course of business, (i) increase the compensation or benefits payable to its directors, officers, employees, consultants or independent contractors or (ii) grant to any director, officer or employee, consultant or independent contractor of the Company or of any Company Subsidiary any new severance, change of control or termination pay, grant any increase in, or otherwise alter or amend, any right to receive any severance, change of control or termination pay or benefits or establish, adopt, enter into or amend to materially increase benefits under any collective bargaining, work rules, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any director, officer or employee, consultant or independent contractor;

         (g) pre-pay any long-term debt, except in the ordinary course of business (which shall be deemed to include, without limitation, pre-payments or repayments of the receivables facility, lines of credit facilities or other similar lines of credit or payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto) in an amount not to exceed $10,000,000 in the aggregate for the Company and the Subsidiaries taken as a whole, or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except (i) in the ordinary course of business consistent with past practice and in accordance with their terms and (ii) the payment of $100 million aggregate principal amount (and accrued interest thereon) of the Company's 7% notes due December 15, 2006 (which amount has been deposited with the Trustee for such notes);

         (h) except as required by the SEC or changes in GAAP which become effective after the date of this Agreement, or as recommended by the Company's audit committee or independent auditors, in which case the Company shall notify the Parent, materially change any of its accounting policies (whether for financial accounting or Tax purposes);

         (i) authorize, incur, or enter into any commitment for, any capital expenditure (such authorized or committed capital expenditures being referred to hereinafter as the "CAPITAL EXPENDITURES") other than (i) Capital Expenditures set forth in Section 6.01(i) of the Company Disclosure Schedule and (ii) any other individual Capital Expenditure not exceeding $2,000,000 in the aggregate for all such Capital Expenditures;

         (j) waive, release, assign, settle or compromise any material litigation other than settlements of, or compromises for, any litigation where the amounts paid or to be paid are (i) covered by insurance coverage maintained by the Company or (ii) otherwise less than $5,000,000;

         (k) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, other than Permitted Liens, or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case which are material to the Company and its Subsidiaries, taken as a whole, other than sales or dispositions of software, inventory and used equipment in the ordinary course of business consistent with past practice or pursuant to existing Contracts of the Company or a Company Subsidiary, (ii) enter into, modify or amend any material lease of real property, except in the ordinary course of business consistent with past practice, or (iii) modify, amend, terminate or permit the lapse of any material lease of real property or other material Contract relating to any real property;

         (l) (i) amend or modify or terminate the Rights Agreement other than as contemplated by this Agreement, or (ii) take any action which would allow any Person (as defined in the Rights Agreement) other than Parent or MergerCo or any of their respective Affiliates to become the Beneficial Owner (as defined in the Rights Agreement) of 15% or more of the Company Common Shares or of voting power thereof without causing a Distribution Date or a Stock Acquisition Date (as each such term is defined in the Rights Agreement) to occur or otherwise take any action which would render the Rights Agreement inapplicable to any transaction contemplated by such Person.

         (m) except in the ordinary course of business consistent with past practices, dispose of, grant exclusive licenses or assign, or permit to lapse any rights to, any material Intellectual Property, or dispose of or disclose to any Person other than representatives of the Buyer Parties, any material Trade Secret;

         (n) take any action that would result in, or fail to take any action that would prevent, the expiration, lapse, termination or abandonment of any right, registration or application for registration of material Company Intellectual Property other than in the ordinary course of business consistent with past practice; or

         (o) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the actions described in Section 6.01(a) through (l) hereof.

     SECTION 6.02. CONDUCT OF BUSINESS BY BUYER PARTIES PENDING THE MERGER.

         (a) The Buyer Parties agree that, between the date of this Agreement and the Merger Effective Time, except as contemplated by this Agreement, they shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that (a) could be expected to materially delay or impair the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action, or (b) would cause any of the representations or warranties of the Buyer Parties contained herein to become inaccurate in any material respect or any of the covenants of the Buyer Parties to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 8.03.

         (b) Without limitation to the generality of the foregoing, Parent shall not, and shall cause its Affiliates not to, directly or indirectly, acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination), any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or any assets or property, (other than assets or property acquired in the ordinary course of business or of any Software) that could be reasonably expected to materially delay the consummation of the Merger, including the obtaining of any approvals required pursuant to this Agreement under the HSR Act and other Regulatory Laws.

     SECTION 6.03. TAX MATTERS. With respect to Taxes, without the prior consent of Parent or MergerCo (which consent shall not be unreasonably withheld or delayed), the Company shall not make, amend or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any material amended Tax Return, settle or compromise a material Tax liability, claim or assessment relating to the Company, enter into any closing agreement relating to any material Tax or surrender any right to claim a material Tax refund.

     SECTION 6.04. MERGERCO. Parent will take all action necessary to cause MergerCo to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                                  ARTICLE VII
                              ADDITIONAL AGREEMENTS

     SECTION 7.01. COMPANY PROXY STATEMENT; OTHER FILINGS; SHAREHOLDERS'
MEETING.

         (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and, after consultation with Parent, file with the SEC the preliminary Proxy Statement and each of the Company and Parent shall, or shall cause their respective affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the

Other Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company's shareholders as promptly as reasonably practicable following clearance from the SEC. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall promptly provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Shareholders' Meeting, any information relating to the Company or the Buyer Parties or any of their respective affiliates, officers, members or directors, should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and will in good faith consider such comments, and to the extent practicable, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company, or any of its representatives, and the SEC concerning the Proxy Statement.

         (b) The Company shall duly call, give notice of, convene and hold a meeting of its shareholders (the "COMPANY SHAREHOLDERS' MEETING"), as promptly as practicable after the date of this Agreement. Subject to the following sentence, (i) the Company Board shall recommend to holders of the Company Common Shares that they adopt this Agreement (the "COMPANY RECOMMENDATION"), and (ii) the Company will use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and to obtain the Company Shareholder Approval. Notwithstanding anything in this Agreement to the contrary, the Company Board may determine (1) not to make or to withdraw, modify or change such recommendation (a "COMPANY CHANGE IN RECOMMENDATION"), and (2) not to use such efforts to solicit proxies in favor of the adoption of this Agreement if, in the case of both clauses (1) and (2), it has (A) determined in good faith, after consultation with its outside legal counsel and a financial advisor of national recognized reputation, that failure to take such action would likely be inconsistent with its fiduciary duties under applicable Law, (B) complied in all material respects with its obligations under Section 7.03 hereof and there has otherwise not been a material violation of Section 7.03 hereof,
(C) the Company uses reasonable best efforts to provide to Parent at least two
(2) Business Days' prior written notice that it intends (or may intend) to take any such action and (D) the Company provides immediate written notice to Parent that it has taken such action. The Company may, if it receives an unsolicited Company

Acquisition Proposal, delay the mailing of the Proxy Statement or the holding of the Company Shareholders' Meeting, in each case for such reasonable period as would provide a reasonable opportunity for the Company Board to consider such Company Acquisition Proposal and to determine the effect, if any, on the Company but in no event more than ten (10) days (the "FIDUCIARY DELAY"); PROVIDED, HOWEVER, that (x) the Company promptly provide written notice to Parent upon the commencement of any such delay and (y) the Outside Date shall be extended by up to the number of days of the Fiduciary Delay in accordance with Section 9.01(b) hereof.

     SECTION 7.02. ACCESS TO INFORMATION; CONFIDENTIALITY.

         (a) Subject to applicable Law and confidentiality agreements, from the date of this Agreement until the Merger Effective Time, the Company shall, and shall cause its subsidiaries and the officers, directors, employees, auditors and agents of the Company and its subsidiaries to afford Parent and the officers, directors, employees, accountants, consultants, legal counsel, financial advisors, financing sources, and other advisors of Parent and its subsidiaries (collectively, "REPRESENTATIVES"), following notice from Parent to the Company in accordance with this Section 7.02, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and its subsidiaries, and all other financial, operating, Tax related and other data and information as Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor any of its Representatives shall (i) contact or have any discussions with any of the Company's or its subsidiaries' employees (other than the Company's or its subsidiaries' officers, and upon two days' notice, directors, as to whom this restriction shall not apply), agents, representatives, unless in each case Parent obtains the prior written consent of the Company, as applicable, which shall not be unreasonably withheld (ii) without the consent of the Company, have any access to any information that is competitively sensitive in any material respect to the Company and its subsidiaries, including information the disclosure of which would violate applicable Law, (iii) contact or have discussions with any licensees or franchisees of the Company or their respective subsidiaries, unless in each case Parent provides written notice to the Company, as applicable or (iv) perform any onsite environmental procedure involving the sampling of any environmental media, without the Company's prior written consent, which consent shall not be unreasonably withheld or delayed. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days' prior written notice thereof, setting forth in general terms the inspection that Parent or its representatives intend to conduct. Notwithstanding the foregoing, (i) neither the Company nor any of their respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or any of their respective subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement; provided that the parties shall cooperate in good faith to create ways in which to maximize the amount of information that can be so disclosed to Parent or its Representatives without such effect, and (ii) the Company and its subsidiaries (and their respective employees) shall use their reasonable best efforts to cooperate with Parent in assisting Parent with its transition and integration planning.

         (b) Prior to the Merger Effective Time, all information obtained by Parent pursuant to this Section 7.02 shall be kept confidential in accordance with the confidentiality agreement dated June 15, 2006 between Parent and the Company (the
"CONFIDENTIALITY AGREEMENT").

     SECTION 7.03. NO SOLICITATION OF TRANSACTIONS BY THE COMPANY.

         (a) During the term of this Agreement, none of the Company or any Company Subsidiary shall, nor shall it authorize or knowingly permit, directly or indirectly, any officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or Affiliate of the Company or any Company Subsidiary to, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Company Acquisition Proposal, (ii) enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Company Acquisition Proposal, (iii) enter into an agreement (other than a confidentiality agreement entered into in accordance with the provisions of this Agreement) with respect to a Company Acquisition Proposal, (iv) except as provided in Section 7.01(b), withhold, withdraw or modify (or publicly propose or announce any intention or desire to withhold, withdraw or modify), in any manner adverse to Parent, the Company Recommendation, or (v) submit to the Company Shareholders for their approval any Company Acquisition Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Shareholders Approval, following the receipt by the Company or any Company Subsidiary of a Company Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of this Section 7.03(a)), the Company Board may (directly or through advisors or representatives) if (A) the Company Board determines in good faith after consultation with its legal and financial advisors that such Company Acquisition Proposal is, or is reasonably likely to lead to, a Company Superior Proposal and (B) the Company Board determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that failure to take such action would likely be inconsistent with its fiduciary duties under applicable Law, the Company Board may (1) furnish non-public information with respect to the Company and the Company Subsidiaries to the Person who made such proposal (PROVIDED that the Company has previously or concurrently furnished such information to Parent) and prior to furnishing such information, the Company received from the Person to whom such information is being furnished an executed confidentiality agreement on terms at least as restrictive as the terms of the Confidentiality Agreement, (2) participate in negotiations regarding such proposal and (3) following receipt of a Company Acquisition Proposal that constitutes a Company Superior Proposal, terminate this Agreement pursuant to, and subject to compliance with, Section 9.01(h); provided, the Company gives Parent notice prior to taking any of the actions set forth in clauses (1) or (2) above.

         (b) Subject to Section 7.03(a), the Company shall take, and shall cause the Company Subsidiaries to take, all actions reasonably necessary to cause their respective officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or affiliates to immediately cease any discussions, negotiations or communications with any party or parties with respect to any Company Acquisition Proposal.

         (c) The Company shall promptly notify Parent (but in no event more than 48 hours following the Company's initial receipt of any Company Acquisition Proposal) of the relevant details relating to a Company Acquisition Proposal (including the identity of the parties and all material terms thereof) which the Company or any Company Subsidiary or any such officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or affiliate may receive after the date of this Agreement, and shall keep Parent informed on a prompt basis as to the status of and any material developments regarding any such proposal, including any changes in material terms or conditions based thereto. In the event of any Company Change in Recommendation, the Company shall provide Parent with the Company's stockholder list and, following a Company Change in Recommendation, Parent may contact the Company's shareholders and prospective investors without regard to the limitations set forth in Section 7.08. In the event that this Agreement is terminated pursuant to its terms, Parent shall promptly return to the Company such stockholder list.

         (d) Nothing in this Section 7.03 or elsewhere in this Agreement shall prevent the Company Board from disclosing any information required to be disclosed under applicable Law or from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to a Company Acquisition Proposal. In addition, nothing in this Section 7.03 or this Agreement shall prohibit the Company from taking any action that any court of competent jurisdiction orders the Company to take.

     SECTION 7.04. EMPLOYEE BENEFITS MATTERS.

         (a) From and after the Merger Effective Time, Parent shall honor and shall cause the Surviving Corporation to honor all Plans and compensation arrangements and agreements and employment agreements, in each case which have been disclosed and provided to Parent prior to the date of this Agreement, and which are set forth on Section 7.04 of the Company Disclosure Schedule, in accordance with their terms as so disclosed; PROVIDED that nothing herein shall preclude Parent from amending or terminating any such agreement or arrangement in accordance with the terms thereof. For a period of one year following the Merger Effective Time (the "BENEFITS CONTINUATION PERIOD"), Parent shall provide, or shall cause to be provided, to each current and former employee of the Company and the Company Subsidiaries other than such employees covered by collective bargaining agreements ("COMPANY EMPLOYEES") (i) compensation (including base salary and cash bonuses (comparable in terms of achievability) under the Company's annual cash bonus plan, but excluding any equity based incentive compensation) no less favorable than the compensation provided to Company Employees immediately before the Merger Effective Time (including base salary and cash bonuses (comparable in terms of achievability) under the Company's annual cash bonus plan, but excluding any equity based incentive compensation) and (ii) benefits (excluding, however, defined benefit pension plan benefits but including the enhancements to the Company's 401(k) plan and other benefits enhancements set forth in Section 7.04(a)(i) of the Company Disclosure Schedule) that are no less favorable, in the aggregate, than the benefits (excluding, however, defined benefit pension plan benefits but including the enhancements to the Company's 401(k) plan and other benefits enhancements set forth in Section 7.04(a)(i) of the Company Disclosure Schedule) provided to Company Employees immediately before the Merger Effective Time. During the Benefits Continuation Period, Parent shall honor, fulfill and discharge the Company's and the Company Subsidiaries' obligations under, the severance plans listed on
Section 7.04(a)(ii) of the Company Disclosure Schedule without any amendment or change that is adverse to the Company Employees. During the Benefits Continuation Period, severance benefits offered to Company Employees shall be determined without taking into account any reduction after the Merger Effective Time in compensation paid to Company Employees and used to determine severance benefits.

         (b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its subsidiaries providing benefits to any Company Employees after the Merger Effective Time (the "NEW PLANS"), each Company Employee shall subject to applicable Law and applicable tax qualification requirements be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Merger Effective Time, to the same extent as such Company Employee was entitled, before the Merger Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Merger Effective Time; PROVIDED, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing,
(i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the "OLD PLANS"), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or the Company Subsidiaries in which such Company Employee participated immediately prior to the Merger Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

         (c) Parent shall continue or cause the Surviving Corporation to continue retiree life insurance benefits for former employees (as of the Closing
Date) of the Company and Company Subsidiaries who participate in retiree life insurance plans of the Company or the Company Subsidiaries as of immediately prior to the Merger Effective Time to remain in effect from and after the Closing Date for a period of one year without adverse change to such former employees. Parent shall continue or shall cause the Surviving Corporation to continue retiree health benefits (including medical prescription drugs) for former employees (as of the Closing Date) of the Company or Company Subsidiaries who participate in retiree health benefit programs of the Company or its subsidiaries as of immediately prior to the Merger Effective Time, to remain in effect without adverse change to such former employees for a period of at least one year following the Merger Effective Time; PROVIDED, that Parent may allocate additional costs to participants in the event the actual costs of such retiree health benefits exceed the actuarial costs projected under FAS 106. For Company Employees, for a period of one year following the Effective Time, Parent agrees to continue or cause the Surviving Corporation to continue the Company's retiree welfare programs, including medical prescription drugs and retiree life insurance program (the "COMPANY RETIREE WELFARE PROGRAMS") on terms and conditions substantially equivalent in duration, scope, value, participant cost, vesting and otherwise to those in effect as of the Merger Effective Time with respect to all Company Employees who as of immediately prior to the Merger Effective Time would be eligible to receive benefits under the Company Retiree Welfare Programs.

         (d) All annual bonus plans for Company Employees for fiscal 2006 will be continued in accordance with their terms, PROVIDED, that the bonus plans for fiscal 2006 shall be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement (including any expenses or costs related to restructurings undertaken in anticipation of the transactions contemplated by this Agreement) or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred, and bonus amounts for the 2006 fiscal year shall be determined based on the Company's actual performance and in accordance with past practice, PROVIDED, that such bonus amounts in the aggregate shall, not be less than $14.0 million, but in no event shall exceed $16.5 million and, PROVIDED, FURTHER, that such amounts shall be determined by the compensation committee of the Company Board prior to Closing. The Company shall pay the bonus amounts for the 2006 fiscal year following the determination contemplated by the immediately preceding sentence and prior to the Closing.

         (e) Following the Closing, Parent shall cause the Company to establish a special equity replacement bonus plan for fiscal 2007 (the "EQUITY REPLACEMENT PLAN") which shall be (i) in addition to the cash bonuses contemplated by
Section 7.04(a), (ii) in lieu of equity compensation historically granted to Company Employees, and (iii) based upon targets and goals that are comparable in terms of achievability to those targets and goals pertaining to equity compensation granted to Company Employees in fiscal 2006 and scheduled to vest during such fiscal year. The amounts payable in respect of the Equity Replacement Plan, assuming performance at target levels shall not be less than $5.5 million in the aggregate.

         (f) Prior to the Merger Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder ("SECTION 16") of Company Common Shares or Company Stock Options to acquire Company Common Shares (or Company Common Shares acquired upon the vesting of any Company Stock-Based Awards or Company Restricted Shares) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

         (g) Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of either Parent or the Surviving Corporation to terminate, any Company Employee for any reason or (ii) subject to the limitations and requirements specifically set forth in this Section 7.04, require either Parent or the Surviving Corporation to continue any Plan or prevent the amendment, modification or termination thereof after the Merger Effective Time.

         (h) Prior to the Merger Effective Date, the Company shall amend each of the Company Retirement Plan and the Company Supplemental Retirement Plan to provide that no additional benefits in respect of any Company Employee shall accrue under each such plan after the date of the applicable amendment.

     SECTION 7.05. DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE OF THE SURVIVING CORPORATION.

         (a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company Charter, Company Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of the Company Subsidiaries, from and after the Merger Effective Time, Parent and the Surviving Corporation shall: (i) indemnify and hold harmless each person who is at the date of this Agreement or during the period from the date of this Agreement through the Closing Date serving as a director, officer, trustee, employee, agent, or fiduciary of the Company or Company Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the "INDEMNIFIED PARTIES") to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or, with the consent of Parent which shall not be unreasonably withheld, amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security; PROVIDED that all advancement of expenses pursuant to the foregoing shall be subject to an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification from the Surviving Corporation. The indemnification and advancement obligations of the Surviving Corporation pursuant to this Section 7.05(a) shall extend to acts or omissions occurring at or before the Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who continues to be or who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of the Company or the Company Subsidiaries after the date of this Agreement and shall inure to the benefit of such person's heirs, executors and personal and legal representatives. As used in this Section 7.05(a): (A) the term "CLAIM" means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party's duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of the Company Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the Merger Effective Time at the request of the Company or any of Company Subsidiaries; and (B) the term "EXPENSES" means reasonable attorneys' fees and all other reasonable costs, expenses and obligations (including, without limitation, experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.05(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Parent and the Surviving Corporation shall have the right to assume control of and the defense of any Action, suit, proceeding, inquiry or investigation in respect of which this
Section 7.05 applied. Neither Parent nor the Surviving Corporation shall settle, compromise, or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Indemnified Party otherwise consents thereto, which consent shall not be unreasonably withheld.

         (b) Without limiting the foregoing, Parent and MergerCo agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Merger Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of the Company Subsidiaries as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Subsidiaries) and indemnification agreements of the Company or any of the Company Subsidiaries identified on
Section 7.05(b) of the Company Disclosure Schedule shall be assumed by the Surviving Corporation in the Merger, without further action, at the Merger Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

         (c) For a period of six (6) years from the Merger Effective Time, the organizational documents of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of Company Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.

         (d) The Surviving Corporation shall maintain for a period of at least six (6) years the current policies of directors' and officers' liability insurance maintained by the Company and the Company Subsidiaries with respect to claims arising from facts or events that occurred on or before the Merger Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; PROVIDED, that (i) that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, PROVIDED, that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Merger Effective Time; (ii) in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.05(d) more than an amount per year of coverage equal to two hundred fifty percent (250%) of the current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than two hundred fifty percent (250%) of the current annual premiums paid by the Company, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred fifty percent (250%) of the current annual premiums paid by the Company. Parent shall, and shall cause the Surviving Corporation or its successors or assigns to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

         (e) If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.05.

         (f) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 7.05 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Corporation's obligations pursuant to this Section 7.05.

         (g) This Section 7.05 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.05.

     SECTION 7.06. FINANCING.

         (a) Each of Parent and MergerCo shall use, and shall cause their Affiliates to use, their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing, including using reasonable best efforts to (i) negotiate and enter into the definitive agreements with respect thereto on the terms and conditions contained therein and (ii) to satisfy (or cause its Affiliates to satisfy) on a timely basis all conditions, and otherwise comply with all terms, applicable to the Buyer Parties (or their Affiliates) in such definitive agreements. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, Parent and MergerCo shall promptly notify the

Company and shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event. Parent shall deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent and MergerCo with any portion of the Financing. Parent shall give the Company prompt notice of any material breach by any party to the Financing Commitments or any termination of the Financing Commitments. Each of Parent and MergerCo shall refrain (and shall use its reasonable best efforts to cause its Affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Financing Commitments or in any definitive agreement related to the Financing. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing. Parent and MergerCo may agree to or permit any amendment, supplement or other modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitments or the definitive agreements relating to the Financing and may obtain financing in substitution of all or a portion of the Financing, so long as they consult with the Company and promptly provide the Company with such information it may reasonably request regarding any alternative financing arrangements or plans. For the avoidance of doubt, if the Financing (or any alternative) has not been obtained by the Outside Date, the Buyer Parties shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 8.01 and 8.02 of this Agreement and to Parent's right under Section 9.01, regardless of whether the Buyer Parties have complied with all of their obligations under this Agreement (including their obligations under this Section 7.06).

         (b) The Company shall, and shall cause its subsidiaries and shall use its reasonable best efforts to cause its and their Representatives to, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Parent; PROVIDED, HOWEVER, that none of the Company or any of its subsidiaries shall be required to pay any commitment or other fee or incur any other liability in connection with the Financing prior to the Effective Time; and PROVIDED, FURTHER, that such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its subsidiaries. Such cooperation by the Company shall include, at the reasonable request of Parent and if necessary to obtain the Financing or obtain any portion thereof from alternative sources pursuant to subsection (a) above, (i) agreeing to use reasonable best efforts to enter into such agreements, and to use reasonable best efforts to deliver such officer's certificates and opinions, as are customary in financings of such type and as are, in the good faith determination of the persons executing such officer's certificates or opinions, accurate, and reasonably facilitating the pledging of collateral and the granting of corporate guarantees to the extent required and customary for financings of this type, PROVIDED, that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Merger Effective Time, (ii) using its reasonable best efforts to cause its officers to be reasonably available to (A) participate in meetings, drafting sessions, due diligence sessions, management presentation sessions, "road shows" and sessions with rating agencies, (B) prepare or participate in the preparation of business projections and financial statements for inclusion in offering memoranda, private placement memoranda, prospectuses and similar documents customarily included in documents of this type, (iii) using its reasonable best efforts to cause its independent accountants to provide reasonable assistance to Parent consistent with their customary practice (including to provide consent to Parent to prepare and use their audit reports relating to the Company and any necessary "comfort letters" in each case on customary terms and consistent with their customary practice in connection with the Financing) and (iv) providing to the contemplated sources of the Debt and Equity Financing financial and other information in the Company's possession with respect to the Merger reasonably requested and customary in connection with financings of such type. Parent shall, promptly upon request by the Company or any of its subsidiaries, reimburse the Company for any reasonable out-of-pocket costs incurred by the Company or any of its subsidiaries in connection with such cooperation. The Buyer Parties shall indemnify and hold harmless the Company and its subsidiaries from and against all losses or damages suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith; provided however, that the foregoing (1) shall not apply to the Company's or its subsidiaries' or other Representatives' willful misconduct or gross negligence and (2) shall be void and of no further force and effect from and after the Merger Effective Time.

     SECTION 7.07. FURTHER ACTION; REASONABLE BEST EFFORTS.

         (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

         (b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than fifteen (15) days after the date of this Agreement (unless extended by mutual agreement of the parties) make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and
(B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under

Regulatory Law (as hereinafter defined) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as expeditiously possible (and in any event shall use reasonable best efforts to cause the Closing to occur by February 15, 2007), including, without limitation (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or its subsidiaries or affiliates or of the Company or its subsidiaries and (B) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of Parent or its subsidiaries' (including the Surviving Corporation's) or affiliates' freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries' (including the Surviving Corporation's) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing, PROVIDED, HOWEVER, that nothing in this Section 7.07(b)(iii) shall require or be construed to require any of Parent or the Company to take any action, propose or make any divestiture or other undertaking, or propose or enter into any consent decree, except for those that would not reasonably be expected to have a material adverse effect on the benefits that are expected to be derived from the Merger and the other transactions that are contemplated by this Agreement, and (iv) subject to applicable legal limitations and the instructions of any Governmental Authority, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications between the Company or Parent, as the case may be, or any of their respective subsidiaries, and any Third Party and/or any Governmental Authority with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.

         (c) In furtherance and not in limitation of the covenants of the parties contained in this Section 7.07, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as hereinafter defined), each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section
7.07 shall limit a party's right to terminate this Agreement pursuant to Section 9.01(b) or 9.01(c) so long as such party has, prior to such termination, complied with its obligations under this Section 7.07.

         (d) For purposes of this Agreement, "REGULATORY LAW" means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) preserve or promote diversity of media ownership or (iii) protect the national security or the national economy of any nation.

     SECTION 7.08. PUBLIC ANNOUNCEMENTS. The parties hereto agree that no public release or announcement concerning the transactions contemplated by this Agreement or the Merger shall be issued by a party without consulting with the other parties and providing such parties reasonable time to comment on such release or announcement in advance of such issuance, except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

     SECTION 7.09. THIRD PARTY CONSENTS. The Company shall use reasonable efforts, to the extent requested by Parent, to obtain and deliver to Parent at or prior to the Closing, all consents, waivers and approvals under each Company Material Contract set forth on Section 7.09 of the Company Disclosure Schedule, using a form reasonably acceptable to Parent. Unless specifically stated otherwise, "reasonable efforts" as used in this Agreement shall not require any party to expend any funds, other than customary fees and expenses, such as filing fees.

     SECTION 7.10. Notification. Each of the Company and Parent, as the case may be, shall act in good faith to reasonably promptly notify the other party upon becoming aware of any occurrence or event that is reasonably likely to cause any of the conditions to closing set forth in Article VIII not to be satisfied.

     SECTION 7.11. STOCKHOLDER LITIGATION. The Company shall promptly advise Parent orally and in writing of any stockholder litigation against the Company or its directors relating to this Agreement, the Merger or the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give consideration to Parent's advice with respect to such stockholder litigation and, prior to the termination of this Agreement, shall not settle any such litigation without Parent's prior written consent, which consent shall not be unreasonably withheld.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

     SECTION 8.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and MergerCo to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:

         (a) The Company Shareholder Approval shall have been obtained by the Company.

         (b) (1) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and any approvals required thereunder shall have been obtained. (2) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under any other Regulatory Laws shall have expired or been terminated, and any approvals required thereunder shall have been obtained, unless the failure to observe such waiting periods (and any extension thereof) or to obtain such approvals would not, individually or in the aggregate, cause a Material Adverse Effect.

         (c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or prohibiting consummation of the Merger.

     SECTION 8.02. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGERCO. The obligations of Parent and MergerCo to consummate the Merger are subject to the satisfaction or waiver in writing of the following additional conditions:

         (a) The representations and warranties of the Company contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to "Material Adverse Effect", "in all material respects", "in any material respect", "material" or "materially" set forth in such representations and warranties (other than the representation in clause (b) of Section 4.08) does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The representations and warranties of the Company contained in Section 4.01(a) (Organization and Qualification), 4.02, insofar as it relates to the Company (Organizational Documents), 4.03(a), 4.03(b), the second sentence of 4.03(c), (Capitalization), and 4.04 (Authority; Validity) shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Effective Time, as though made at and as of the Merger Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) (it being understood that "in all material respects" means in the case of the specified portions of Section 4.03 that all failures to be true and correct relate to less than 100,000 Company Common Shares in the aggregate.

         (b) The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Merger Effective Time.

         (c) The Company shall have each delivered to Parent a certificate, dated the date of the Merger Effective Time, signed by a senior officer of the Company, and certifying as to the satisfaction by the Company, of the applicable conditions specified in Sections 8.02(a) and 8.02(b).

         (d) No action, suit, proceeding, claim or arbitration shall be pending in which a Governmental Authority is a party and where an unfavorable injunction, judgment, order, decree or ruling would (i) prevent, restrain or otherwise materially interfere with the consummation of any of the Transactions contemplated by this Agreement or (ii) materially affect adversely the right or powers of Parent to own, operate or control the Company or any material portion of the business or material assets of the Company or Parent.

     SECTION 8.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

         (a) The representations and warranties of the Parent and MergerCo contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to "Parent Material Adverse Effect", "in all material respects", "in any material respect", "material" or "materially" set forth in such representations and warranties) does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The representations and warranties of Parent and MergerCo contained in Section 5.01 (Organization) and 5.03 (Power and Authority) shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made at and as of the Merger Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

         (b) Parent shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Merger Effective Time (other than those related to the Financing).

         (c) Parent shall have delivered to the Company a certificate, dated the date of the Merger Effective Time, signed by a senior officer of Parent and certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).

                                     ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Effective Time by action taken or authorized by the Company Board, or members of the terminating party or parties, notwithstanding any requisite approval of the Merger by the shareholders of the Company, and whether before or after the shareholders of the Company have approved the Merger at the Company Shareholders' Meeting, as follows (the date of any such termination, the "TERMINATION DATE"):

         (a) by mutual written consent of Parent and the Company;

         (b) by either Parent or the Company if the Merger Effective Time shall not have occurred on or before February 15, 2007 (as extended pursuant to any of the provisions set forth below, the "OUTSIDE DATE"); PROVIDED, HOWEVER, the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Merger Effective Time to occur on or before such date; PROVIDED FURTHER that if, as of the Outside Date, all conditions set forth in Article VIII shall have been satisfied or waived (other than those that are satisfied by action taken at the Closing) other than the condition set forth in Section 8.01(b), then either the Company or Parent may extend the Outside Date to the earlier of (i) ten Business Days after such condition is satisfied or (ii) August 15, 2007, by providing written notice to the other party; PROVIDED FURTHER, that in the event of a Fiduciary Delay the Outside Date may be extended by either Parent or the Company, at its option, to a date that is not later than the earlier of: (1) the Outside Date (without taking into account any extensions pursuant to this Section 9.01(b)) plus the number of days of the Fiduciary Delay, and (2) the third Business Day following the date on which the vote at the Company Shareholders' Meeting is taken; provided further that if, as of the Outside Date, all, conditions set forth in
Article VIII shall have been satisfied or waived (other than those that are satisfied by action taken at the Closing) other than the condition set forth in
Section 8.02(d), then either the Company or Parent may extend the Outside Date by up to six months but in no event beyond the earlier of (x) ten Business Days after such condition is satisfied (but no later than the Outside Date) or (y) August 15, 2007.

         (c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger ("GOVERNMENTAL ORDER"); PROVIDED, HOWEVER, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger;

         (d) by Parent if each of it and MergerCo is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 8.02(a) would be incapable of being satisfied by the Outside Date, or (ii) there has been a breach on the part of the Company of its covenants or agreements herein such that the condition set forth in Section 8.02(b) would be incapable of being satisfied by the Outside Date;

         (e) by the Company if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent and MergerCo herein are or become untrue or inaccurate such that the condition set forth in Section 8.03(a) would be incapable of being satisfied by the Outside Date or (ii) there has been a breach on the part of Parent and MergerCo or any of their respective covenants or agreements herein such that the conditions set forth in Section 8.03(b) would be incapable of being satisfied by the Outside Date; or (iii) the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than the condition set forth in Section 8.02(c) of this Agreement) but Parent has failed to obtain the Financing by the later of: (1) November 16, 2006 and (2) 10 Business Days following the date that the conditions set forth in Sections 8.01 and 8.02 (other than the condition set forth in Section 8.02(c) of this Agreement) are satisfied;

         (f) by the Company or Parent if the Company Shareholder Approval is not obtained at the Company Shareholders' Meeting (including any adjournments and postponements thereof); PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to the Company where the failure to obtain the Company Shareholder Approval is caused by any action or failure to act of the Company that constitutes a material breach of this Agreement;

         (g) by Parent if (1) the Company Board (or any committee thereof) shall have effected a Company Change in Recommendation, (2) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement, (3) the Company Board (or any committee thereof) shall have publicly recommended or approved any Company Acquisition Proposal, (4) the Company shall have entered into any letter of intent with respect to or other Contract for any Company Acquisition Proposal, (5) the Company shall have (A) materially breached any of the provisions of Section 7.03 or (B) failed to use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and to obtain the Company Shareholder Approval, and such failure shall have been a material breach of Section 7.01, (6) a tender or exchange offer relating to equity securities of the Company shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 (ten) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer or (7) the Company Board fails to reaffirm the Company Board Recommendation within ten (10) Business Days after Parent requests in writing that such recommendation be reaffirmed;

         (h) by the Company, if the Company Board has approved, or authorized the Company to enter into a definitive agreement with respect to, a Company Superior Proposal, but only so long as (i) the Company Shareholder Approval has not yet been obtained, (ii) the Company is in compliance in all material respects with Section 7.03 (including informing Parent of the material terms and conditions of such Company Superior Proposal and the identity of the Person making such Company Superior Proposal, (iii) the Company shall have first given Parent at least four (4) Business Days' notice of its intent to terminate pursuant to this subsection, (iv) after taking into account any amendment to this Agreement entered into, or to which Parent irrevocably covenants to enter into, within such three (3) Business Day period and for which all internal approvals of Parent have been obtained since receipt of such notice, such Company Superior Proposal continues to constitute a Company Superior Proposal (taking into account any amendment to this Agreement or amendment to this Agreement agreed to in writing by Parent), (v) the Company pays to Parent the Termination Fee in accordance with Section 9.03 concurrently with or prior to such termination and (vi) the Company intends, simultaneously or substantially simultaneously with such termination, to enter into a definitive acquisition, merger, or other agreement to effect the Company Superior Proposal.

         The party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

     SECTION 9.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the Guaranty referred to in Section 5.07 and the provisions of Sections 7.02(b), this Section 9.02, Section 9.03 and Article X shall survive any such termination); PROVIDED, HOWEVER, except as provided in
Section 9.03(e) and 9.03(f) of this Agreement, that nothing herein shall relieve any party hereto from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

     SECTION 9.03. FEES AND EXPENSES.

         (a) Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

         (b) In the event this Agreement shall be terminated:

             (i) (A) by Parent or the Company pursuant to Section 9.01 for any reason in circumstances where Parent had the right to terminate this Agreement at or prior to such time pursuant to Section 9.01(g) provided that if such termination was not pursuant to Section 9.01(g) but the sole basis on which Parent is entitled to the Parent Termination Fee pursuant to this Section 9.03(b)(i)(A) is by reason of Section 9.01(g)(5) then Parent shall be entitled to such fee only if it has given the Company, within three Business Days, notice of its belief that it had such termination right after becoming aware of the facts giving rise thereto) or (B) by the Company pursuant to Section 9.01(h), the Company shall pay to Parent the Termination Fee; or

             (ii) by Parent or the Company pursuant to Section 9.01(b) or 9.01(f), or by Parent pursuant to 9.01(d), if at or prior to such termination, or in the case of Section 9.01(f), at or prior to the taking of the vote at the Company Shareholders' Meeting, the Company shall have received a bona fide Company Acquisition Proposal from a Third Party, and in the case of Section 9.01(f) such Company Acquisition Proposal shall have been publicly disclosed prior to such time, then the Company shall pay to Parent (A) 25% of the Termination Fee upon termination of this Agreement, and (B) if within 12 months following the Termination Date, the Company enters into a definitive agreement to consummate or consummates such Company Acquisition Proposal, then the remaining 75% of the Termination Fee upon the entering into of such definite agreement or the consummation of any Company Acquisition Proposal, whichever occurs first (and for purposes of this Section 9.03(b)(ii), "50%" shall be substituted for "20%" in each occurrence of "20%" in the definition of Company Acquisition Proposal).

         (c) For purposes of this Agreement, "Termination Fee" means
$81,000,000.

         (d) Except as set forth in Section 9.01(h), the Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds within three (3) Business Days following the date of the event giving rise to the obligation to make such payment.

         (e) In the event this Agreement shall be terminated:

             (i) by the Company (1) pursuant to Section 9.01(e)(iii) of this Agreement or (2) pursuant to Section 9.01(b) of this Agreement by reason of the Financing not being available at such time and where the conditions set forth in Sections 8.01 and 8.02 (other than the condition set forth in Section 8.02(c) of this Agreement) are satisfied (other than under circumstances where (A) Parent is in breach of its obligations under the Financing Commitments or (B) Parent is in breach of its obligations under
     Section 7.06 of this Agreement or (C) the Financing is available but the Closing Cash is not available for use to make payments set forth in Section 5.08(a) or (D) the representations and warranties of Parent contained in
     Section 5.08(b) are untrue or incorrect as of the date of this Agreement and, in the case of clauses (A), (B) and (D), such breach or failure was a material contributing factor in Parent failing to obtain the Financing (any such occurrences set forth in clauses (A) through (D), a "PARENT FINANCING BREACH")), then Parent shall pay to the Company within three (3) Business Days of such termination $81,000,000 (the "SELLER EXPENSE FEE"). Notwithstanding anything to the contrary herein, (1) in the case of this subsection (e)(i), payment of the Seller Expense Fee and (2) in the case of subsection (e)(ii) below, payment of the Seller Expense Fee plus damages in any amount incurred by the Company (or which may pursuant to Section 10.08 be asserted by the Company on behalf of its shareholders) in an amount not to exceed the excess of the Damages Cap over the Seller Expense Fee (but subject to Section 10.07 in the case of subsection (e)(ii)), shall be the sole and exclusive remedy of the Company, any of its Affiliates and its shareholders pursuant to this Agreement for breach hereof and none of Parent or MergerCo or any of their respective Affiliates shall have any other liability or obligation of any kind or nature whatsoever arising out of the termination of this Agreement, any breach of this Agreement by Parent or MergerCo (other than a breach of any of Parent's post-closing obligations under this Agreement), any Parent Financing Breach or the failure of the transactions contemplated by this Agreement to be consummated, whether arising in contract, tort or otherwise, other than for fraud; or

             (ii) by the Company (1) pursuant to Section 9.01(e)(iii) of this Agreement or (2) pursuant to Section 9.01(b) of this Agreement by reason of the Financing not being available at such time and where the conditions set forth in Sections 8.01 and 8.02 (other than the condition set forth in Section 8.02(c) of this Agreement are satisfied (under circumstances where a Parent Financing Breach has occurred), then Parent shall pay to the Company within three (3) Business Days of such termination the Seller Expense Fee. In addition, Parent shall be liable to the Company for any damages incurred by the Company in connection with a Parent Financing Breach, but in no event shall Parent, MergerCo or any of their respective Affiliates be liable in connection with this Agreement or the transactions contemplated hereby in an amount in excess of $270,000,000 (the "DAMAGES CAP") in the aggregate minus any amounts paid by Parent pursuant to the first sentence of this Section 9.03(e)(ii) of this Agreement, other than for fraud.

         (f) In any event not covered in Section 9.03(e)(i) or 9.03(e)(ii) of this Agreement, and where the Merger has not been consummated, each party hereto shall be liable in damages for any breach by it of this Agreement prior to termination, except that the Company and its Subsidiaries, on the one hand, and Parent and its Affiliates, on the other, shall in no event be liable in connection with this Agreement or the transactions contemplated hereby in an aggregate amount in excess of $270,000,000, other than for fraud, and the payment of such damages shall be the sole and exclusive remedy of such party, any of its Affiliates and its shareholders, pursuant to this Agreement for breach hereof and none of the parties hereto or any of their respective Affiliates shall have any other liability or obligation of any kind or nature whatsoever arising out of the termination of this Agreement, any breach of this Agreement by any of the parties hereto (other than a breach of any of Parent's post-closing obligations under this Agreement), any Parent Financing Breach or the failure of the transactions contemplated by this Agreement to be consummated, whether arising in contract, tort or otherwise. The parties acknowledge and agree that nothing in Section 9.03(e)(ii) or in this Section 9.03(f) shall be deemed to affect their right to specific performance under
Section 10.07.

         (g) Each of the Company and Parent acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Termination Fee when due or Parent shall fail to pay the Seller Expense Fee when due, and the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03. If payable, none of the Termination Fee or Seller Expense Fee shall be payable more that once pursuant to this Agreement; PROVIDED, that the payment of 25% of the Termination Fee followed by 75% of the Termination Fee shall not be prohibited by the foregoing.

     SECTION 9.04. WAIVER. At any time prior to the Merger Effective Time, the Company, on the one hand, and Parent and MergerCo, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and
(c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and MergerCo). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE X
                               GENERAL PROVISIONS

     SECTION 10.01. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Merger Effective Time.

     SECTION 10.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

                if to Parent or MergerCo:

                     Universal Computer System Holding, Inc.
                     6700 Hollister
                     Houston, TX 77040
                     Telecopier No: (713) 718-1461
                     Attention: Robert T. Brockman

                with a copy to:

                     Skadden, Arps, Slate, Meagher & Flom LLP
                     Four Times Square
                     New York, NY 10036
                     Telecopier No:  212-735-2000
                     Attention:  Lou R. Kling, Esq.
                                 Richard J. Grossman, Esq.

                     if to the Company:

                     The Reynolds and Reynolds Company
                     One Reynolds Way
                     Dayton, Ohio 45430
                     Telecopier No: (937) 485-0978
                     Attention: Robert S. Guttman, Esq.

                with copies to:

                     Wachtell, Lipton, Rosen & Katz
                     51 West 52nd Street
                     New York, NY  10019
                     Telecopier No: (212) 403-2000

                     Attention:  Andrew R. Brownstein, Esq.
                                 James Cole, Jr., Esq.

     SECTION 10.03. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

     SECTION 10.04. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Merger Effective Time; PROVIDED, HOWEVER, that, after approval of the Merger by the shareholders of the Company, no amendment may be made without further shareholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 10.05. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, together with the Confidentiality Agreement and the Disclosure Schedules and the Voting Agreements constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

     SECTION 10.06. PERFORMANCE GUARANTY. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms, conditions and undertakings of each of the MergerCo under this agreement in accordance with the terms hereof including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Merger Effective Time.

     SECTION 10.07. SPECIFIC PERFORMANCE. Notwithstanding any provision to the contrary, the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity; provided, that the Company shall not be entitled to specific performance (x) in the circumstances where Section 9.03(e)(i) applies or (y) the Financing is not available except on terms materially different in an adverse manner with respect to economic terms, restrictions on the operation of business, capital structure, financial and ratio tests or the equity ownership of Parent or the Company from those set forth in the Financing Commitments.

     SECTION 10.08. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) following the consummation of the Merger, the provisions of Article II and Section 7.05 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons); and (b) the right of the Company, on behalf of its shareholders, to pursue, but subject to the dollar limitations set forth in Section 9.03(e) and 9.03(f),damages suffered by its shareholders as a group in the event of Parent's or MergerCo's breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and MergerCo.

     SECTION 10.09. GOVERNING LAW; FORUM.

         (a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Ohio without regard to its rules of conflict of laws.

         (b) Except as set out below, each of the Company, Parent and MergerCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Ohio or any court of the United States located in the State of Ohio (the "OHIO COURTS") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Ohio Courts and agrees not to plead or claim in any Ohio Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (i) to the extent such party is not otherwise subject to service of process in the State of Ohio, to appoint and maintain an agent in the State of Ohio as such party's agent for acceptance of legal process, and
(ii) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (i) or
(ii) above shall have the same legal force and effect as if served upon such party personally within the State of Ohio. In the event any party hereto fails to notify any other party hereto, of its agent for service of process in the State of Ohio, nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 10.09.

     SECTION 10.10. WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that

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such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.10.

     SECTION 10.11. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.12. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 10.13. WAIVER. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.


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


           IN WITNESS WHEREOF, Parent, MergerCo, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                UNIVERSAL COMPUTER SYSTEMS HOLDING, INC.

                             By: /s/ R.T. Brockman
                                ----------------------------------------
                                Name:  R.T. Brockman
                                Title: Chairman & CEO


                                RACECAR ACQUISITION CO.

                             By: /s/ R.T. Brockman
                                ----------------------------------------
                                Name:  R.T. Brockman
                                Title: Chairman & CEO


                                THE REYNOLDS AND REYNOLDS COMPANY

                             By: /s/ Finbarr J. O'Neill
                                ----------------------------------------
                                Name:  Finbarr J. O'Neill
                                Title: Chief Executive Officer